As Filed with the Securities and Exchange Commission on
                                  January __, 2000  Registration No. ________
==============================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                    ----------------------------------
                               FORM SB-2
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                    ----------------------------------
                       ACCESS PHARMACEUTICALS, INC.
           (Exact name of registrant as specified in its charter)
                    ----------------------------------
          Delaware                       3841                  83-0221517
-----------------------------  -------------------------  --------------------
      (State or Other              (Primary Standard        (I.R.S. Employer
Jurisdiction of Incorporation  Industrial Classification     Identification
      or Organization)               Code Number)                  No.)
                    ----------------------------------
                     2600 Stemmons Freeway, Suite 176,
                          Dallas, Texas 75207
                           (214) 905-5100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                    -----------------------------------
                             Kerry P. Gray
                  President and Chief Executive Officer
                       Access Pharmaceuticals, Inc.
                     2600 Stemmons Freeway, Suite 176
                           Dallas, Texas 75207
                             (214) 905-5100
                 (Name, address, including zip code, and
            telephone number, including area code, of agent for service)
                   -------------------------------------
                             with copies to:
                          John J. Concannon III
                            Bingham Dana LLP
                           150 Federal Street
                            Boston, MA 02110
                             (617) 951-8000
                   ------------------------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

                      CALCULATION OF REGISTRATION FEE

Title of Securities     Amount to be Registered       Proposed Maximum
to be Registered      Offering Price Per Share(1)   Offering Price Per Share (1)
-------------------   ---------------------------   ----------------------------
Common Stock $.01 par
value per share          2,926,083 shares (2)                 $ 3.9375

Proposed Maximum Aggregate    Amount of Registration Fee
Offering Price (1)
--------------------------   ---------------------------
 $ 11,521,452                       $ 3,041.66


(1) Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices reported in the consolidated trading system of the National Association of Securities Dealers, Inc. Automated Quotation System Over-the-Counter Bulletin Board on January 20, 2000.

Includes 265,722 shares issuable to certain selling stockholders upon exercise of warrants for the purchase of shares of the Registrant's Common Stock (see "Selling Stockholders").

                   ----------------------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                               PROSPECTUS

                       Access Pharmaceuticals, Inc.

                          2,926,083 Shares of
                      Common Stock, $.01 par value

This prospectus relates to the sale of up to 2,926,083 shares of our common stock, or the Shares, $.01 par value per share, by certain stockholders of ours, the Selling Stockholders, for their respective accounts.

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. None of the Shares have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol AXCS. On January 20, 2000 the last reported sale price of our common stock on the OTC Bulletin Board was $3.9375 per share.

The Selling Stockholders may sell the Shares in public or private transaction, in or off the over-the-counter market, at prevailing market prices, or at privately negotiated prices. The Selling Stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders. For more information, see "Plan of Distribution."

Investing in the common stock involves risks. For a discussion of certain factors you should consider, see "Risk Factors" beginning on Page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



The date of this Prospectus is _____________, 2000

                    WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the Registration Statement, since we have omitted some parts in accordance with the SEC's rules and regulations. For further information about us and the shares of our common stock being sold in this offering, please refer to the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily a complete description of the provisions of the contract. Copies of the registration statement may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth below.

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we therefore file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov.

This prospectus is part of a registration statement we filed with the SEC. The SEC permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents.

If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. We will also provide to each person to whom a copy of this prospectus has been delivered, upon specific request and without charge, a copy of all documents filed from time to time by us with the SEC pursuant to the Securities Exchange Act of 1934. You should direct a request for such copies to Access Pharmaceuticals, Inc., 2600 Stemmons Frwy, Suite 176, Dallas, Texas 75207, attention Chief Financial Officer. You may direct telephone requests to the Chief Financial Officer at (214) 905-5100.

                            PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus and the financial statements.

                       Access Pharmaceuticals, Inc.

Access Pharmaceuticals, Inc. is a Delaware corporation in the development stage. We are an emerging pharmaceutical company focused on developing both novel low development risk product candidates and technologies with longer-term major product opportunities. We have proprietary patents or rights to five technology platforms: synthetic polymers, bioerodible hydrogels, Residerm TM, carbohydrate targeting technology, and agents for the prevention and treatment of viral disease, including HIV. In addition, our partner Block Drug Company, or Block, is marketing in the United States Aphthasol TM, the first FDA approved product for the treatment of canker sores. New formulations and delivery forms are being developed to evaluate this product in additional clinical indications. We have licensed the rights to this product from Block for additional indications including mucositis and oral diseases.

Access was founded in 1974 as Chemex Corporation, a Wyoming corporation, and in 1983 changed its name to Chemex Pharmaceuticals, Inc. Chemex changed its state of incorporation from Wyoming to Delaware on June 30, 1989. In connection with the merger of Access Pharmaceuticals, Inc., a Texas Corporation, with and into Chemex on January 25, 1996, we changed our name to Access Pharmaceuticals, Inc. Our principal executive office is at 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207; our telephone number is (214) 905-5100.

                              RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before purchasing our common stock.

We have experienced a history of losses and we expect to incur future losses.

We have recorded minimal revenue to date and we have incurred a cumulative operating loss of approximately $25.5 million through September
30, 1999. Our losses have resulted principally from costs incurred in research and development activities related to our efforts to develop target candidates and from the associated administrative costs. We expect to incur significant additional operating losses over the next several years. We also expect cumulative losses to increase substantially due to expanded research and development efforts and preclinical and clinical trials.

We do not have significant operating revenue and we may never attain profitability or be able to continue as a going concern.

Our ability to achieve significant revenue or profitability depends upon our ability to successfully complete the development of drug candidates, to develop and obtain patent protection and regulatory approvals for our drug candidates and to manufacture and commercialize the resulting drugs. We have not received significant royalties for sales of our Actinex TM and amlexanox products to date and we may not receive significant revenues or profits from the sale of these products in the future. Furthermore, we may not be able to ever successfully identify, develop, commercialize, patent, manufacture, market and obtain required regulatory approvals for any additional products. Moreover, even if we do identify, develop, commercialize, patent, manufacture, market and obtain required regulatory approvals for additional products, we may not receive revenues or royalties from commercial sales of these products for a significant number of years, if at all. Therefore, our proposed operations are subject to all the risks inherent in the establishment of a new business enterprise. In the next few years, our revenues may be limited to any amounts that we receive under strategic partnerships and research or drug development collaborations that we may establish and we cannot assure, that we will be able to establish any such relationships on terms acceptable to us. We cannot assure you that we will achieve or maintain profitability in the future and our failure to receive significant revenues or to achieve profitable operations would impair our ability to sustain operations. In this regard, our audited financial statements at and for the twelve months ended December 31, 1998 contain a reference to our ability to continue as a going concern.

We may not successfully commercialize our drug candidates.

Our drug candidates are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibilities that some or all of our drug candidates will be found to be unsafe or ineffective or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; that these drug candidates, if safe and effective will be difficult to develop into commercially viable drugs or to manufacture on a large scale or will be uneconomical to market; that proprietary rights of third parties will preclude us from marketing such drugs; or that third parties will market superior or equivalent drugs. Our failure to develop safe, commercially viable drugs would have a material adverse effect on our business, operating results and financial condition.

The success of our research and development activities, upon which we primarily focus, is uncertain.

Our primary focus is on our research and development activities and the commercialization of compounds covered by proprietary biopharmaceutical patents. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual research and development costs, therefore, could exceed budgeted amounts and estimated time frames may require extension.
Cost overruns, unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy will prevent or substantially slow the research and development effort and our business could ultimately suffer. We anticipate that we will remain principally engaged in research and development activities for an indeterminate, but substantial, period of time

We may be unable to obtain necessary additional capital to fund operations in the future.

We will soon require substantial additional capital for our development programs and operating expenses, to pursue regulatory clearances and to prosecute and defend our intellectual property rights. Although we believe that our existing capital resources, interest income and revenue from possible licensing agreements and collaborative agreements will be sufficient to fund our currently expected operating expenses and capital requirements for three to four months, we may need to raise substantial additional capital during that period because our actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the results of our research and development and collaboration programs, the timing and results of preclinical trials, our ability to maintain existing and establish new collaborative agreements with other companies to provide funding to us, the technological advances and activities of competitors and other factors. We intend to seek additional funding through additional equity offerings or collaborative or other arrangements with corporate partners. We cannot assure, however, that any such equity offerings will occur, or that additional financing will be available from any of these sources or, if available, will be available on acceptable or affordable terms. If we do raise additional funds by issuing equity securities, further dilution to existing stockholders may result and future investors may be granted rights superior to those of existing stockholders. Alternatively, we may seek to raise additional funds through borrowing. As a non-revenue producing company, however, we are unable to obtain standard credit arrangements, and it is therefore likely that if we were to raise additional funds through borrowing, we would be forced to accept unfavorable terms. Furthermore, there can be no assurance that any credit arrangement would be available at all. If adequate funds are not available to us through additional equity offerings or borrowing, we may be required to delay, reduce the scope of or eliminate one or more of our research and development programs or to obtain funds by entering into arrangements with collaborative partners or others that require us to issue additional equity securities or to relinquish rights to certain technologies or drug candidates that we would not otherwise issue or relinquish in order to continue independent operations.

The success of our business may depend, in part, upon relationships with other companies.

Our strategy for the research, development and commercialization of our potential pharmaceutical products may require us to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, in addition to our existing relationships with other parties. Specifically, if we successfully develop any commercially marketable pharmaceutical products, we may seek to enter joint venture, sublicense or other marketing arrangements with parties that have an established marketing capability or we may choose to pursue the commercialization of such products on our own. We may, however, be unable to establish additional collaborative arrangements or license agreements as we may deem necessary to develop and commercialize our potential pharmaceutical products on acceptable terms, and our collaborative arrangements or license agreements may be unsuccessful. Furthermore, if we maintain and establish arrangements or relationships with third parties, our business may depend upon the successful performance by these third parties of their responsibilities under those arrangements and relationships.

We may depend upon contract manufacturers to assist us with the commercialization of any new products that we may develop.

We have no experience in the manufacture of pharmaceutical products in clinical quantities or for commercial purposes and we may not be able to manufacture any new pharmaceutical products that we may develop, so we intend to establish arrangements with contract manufacturers to supply sufficient quantities of products to conduct clinical trials and for the manufacture, packaging, labeling and distribution of finished pharmaceutical products if any of our potential products are approved for commercialization. If we are unable to contract for a sufficient supply of our potential pharmaceutical products on acceptable terms, our preclinical and human clinical testing schedule may be delayed, resulting in the delay of our submission of products for regulatory approval and initiation of new development programs, which could cause our business to suffer. Delays or difficulties in establishing relationships with manufacturers to produce, package, label and distribute our finished pharmaceutical or other medical products, if any, market introduction and subsequent sales of such products could cause our business to suffer. Moreover, contract manufacturers that we may use must adhere to current Good Manufacturing Practices, as required by the U.S. Food and Drug Administration, or FDA. In this regard, the FDA will not issue a pre-market approval or product and establishment licenses, where applicable, to a manufacturing facility for the products until after the manufacturing facilities passes a pre-approval plant inspection. If we are unable to obtain or retain third party manufacturing on commercially acceptable terms, we may not be able to commercialize our products as planned. Our potential dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver such products on a timely and competitive basis.

We are subject to extensive governmental regulation which increases our cost of doing business and may affect our ability to commercialize any new products that we may develop.

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of pharmaceutical products through lengthy and detailed laboratory, preclinical and clinical testing procedures and other costly and time-consuming procedures to establish their safety and efficacy. All of our drug candidates will require governmental approvals for commercialization, none of which have been obtained. Preclinical and clinical trials and manufacturing of our drug candidates will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the product. We cannot assure when we, independently or with our collaborative partners, might submit a New Drug Application, or NDA, for FDA or other regulatory review. Government regulation also affects the manufacturing and marketing of pharmaceutical products.

Government regulations may delay marketing of our potential drugs for a considerable or indefinite period of time, impose costly procedural requirements upon our activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect our marketing as well as our ability to generate significant revenues from commercial sales. We cannot assure you that the FDA or other regulatory approvals for any drug candidates will be granted on a timely basis or at all. Moreover, if regulatory approval of a drug candidate is granted, such approval may impose limitations on the indicated use for which such drug may be marketed. Even if initial regulatory approvals for our drug candidates are obtained, we, or our drugs and our manufacturing facilities would be subject to continual review and periodic inspection, and later discovery of previously unknown problems with a drug, manufacturer or facility may result in restrictions on the marketing or manufacture of such drug, including withdrawal of the drug from the market. The regulatory standards are applied stringently by the FDA and other regulatory authorities and failure to comply can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.

The FDA has developed two "fast track" policies for certain new drugs, including anti-cancer agents. One of these policies provides for expedited development and review and the other policy provides for accelerated approval. The expedited development and review policy applies to new drug therapies that are intended to treat persons with life threatening and severely debilitating illnesses, especially where no satisfactory alternative therapy exists. The accelerated approval policy applies to certain new drugs that are intended to treat persons with serious or life-threatening illnesses and that provide a meaningful therapeutic benefit to patients over existing treatments. For more information, see "Business-Government Regulation." We cannot assure you that any drug candidate contemplated by us will qualify for the FDA's various fast track or priority approval policies. Nor can we assure you that such policies will remain as currently implemented by the FDA.

Our ability to successfully commercialize new products will be subject to the uncertainty associated with preclinical and clinical testing.

Before obtaining regulatory approvals for the commercial sale of any of our potential drugs, the drug candidates will be subject to extensive preclinical and clinical trials to demonstrate their safety and efficacy in humans. We cannot assure you that preclinical or clinical trials of any future drug candidates will demonstrate the safety and efficacy of such drug candidates at all or to the extent necessary to obtain regulatory approvals. In this regard, for example, adverse side effects can occur during the clinical testing of a new drug on humans or animals which may delay ultimate FDA approval or even lead us to terminate our efforts to develop the drug for commercial use. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a drug candidate under development could delay or prevent regulatory approval of the drug candidate and could cause our business, operating results and financial condition to suffer. For more information, see "Business-
Government Regulation."

We may incur substantial product liability expenses due to the use or misuse of our products for which we may be unable to obtain complete insurance coverage.

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. These risks will expand with respect to our drug candidates, if any, that receive regulatory approval for commercial sale and we may face substantial liability for damages in the event of adverse side effects or product defects identified with any of our products that are used in clinical tests or marketed to the
public.   We have product liability insurance for drug candidates that are undergoing human clinical trials. Product liability insurance for the biotechnology industry is generally expensive, however, if available at all, and we cannot assure you that in the future we will be able to obtain insurance coverage at acceptable costs or in a sufficient amount, if at all. We may be unable to satisfy any claims for which we may be held liable as a result of the use or misuse of products which we have developed, manufactured or sold and any such product liability claim could adversely affect our business, operating results or financial condition.

We may incur significant liabilities if we fail to comply with stringent environmental regulations or if we did not comply with these regulations in the past.

Our research and development processes involve the controlled use of hazardous materials. We are subject to a variety of federal, state and local governmental laws and regulations related to the use, manufacture, storage, handling and disposal of such material and certain waste products. Although we believe that our activities and our safety procedures for storing, using, handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such accident, we could be held liable for any damages that result and any such liability could exceed our resources. In addition, although we believe that we are in compliance in all material respects with applicable environmental laws and regulations and currently do not expect to make material capital expenditures for environmental control facilities in the near-term, we cannot assure you that we will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that our operations, business or assets will not be materially adversely affected by current or future environmental laws or regulations.

Intense competition may limit our ability to successfully develop and market commercial products.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Our competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have and employ greater financial and other resources, including larger research and development staffs and more effective marketing and manufacturing organizations, than us or our collaborative partners. We cannot assure you that our competitors will not succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by us or which would render our technology and future products obsolete and noncompetitive.

In addition, some of our competitors have greater experience than us in conducting preclinical and clinical trials and obtaining FDA and other regulatory approvals. Accordingly, our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than us. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage. We cannot assure you that drugs resulting from our research and development efforts or from our joint efforts with collaborative partners will be able to compete successfully with our competitors' existing products or products under development.

Our ability to successfully develop and commercialize our drug candidates will substantially depend upon the availability of reimbursement funds for the costs of the resulting drugs and related treatments.

The successful commercialization of, and the interest of potential collaborative partners to invest in, the development of our drug candidates will depend substantially on reimbursement of the costs of the resulting drugs and related treatments at acceptable levels from government authorities, private health insurers and other organizations, including health maintenance organizations, or HMOs. We cannot assure you that reimbursement in the United States or elsewhere will be available for any drugs that we may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, our drugs, thereby adversely affecting our business. If reimbursement is not available or is available only to limited levels, we cannot assure you that we will be able to obtain collaborative partners to commercialize our drugs, or be able to obtain a sufficient financial return on our own manufacture and commercialization of any future drugs.

Any pharmaceutical products that we successfully develop may not be accepted by the market.

The drugs that we are attempting to develop will compete with a number of well-established drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any drugs developed by us will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of our drug candidates, the potential advantage of our drug candidates over existing therapies and the reimbursement policies of government and third-party payers. Physicians, patients or the medical community in general may not accept or use any drugs that we may develop independently or with our collaborative partners and if they do not, our business could suffer.

Trends toward managed health care and downward price pressures on medical products and services may limit our ability to profitably sell any drugs that we may develop.

Lower prices for pharmaceutical products may result from:

- third-party payers' increasing challenges to the prices charged for medical products and services;

- the trend toward managed health care in the United States and the concurrent growth of HMOs and similar organizations that can control or significantly influence the purchase of healthcare services and products; and

- legislative proposals to reform healthcare or reduce government insurance programs

The cost containment measures that healthcare providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any health care reform, could limit our ability to profitably sell any drugs that we may successfully develop. Moreover, any future legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement, may cause our business to suffer.

We may not be successful in protecting our intellectual property and proprietary rights.

Our success depends, in part, on our ability to obtain U.S. and foreign patent protection for our drug candidates and processes, preserve our trade secrets and operate our business without infringing the proprietary rights of third parties. Although Access is either the owner or licensee of technology to 18 U.S. patents and to 6 U.S. patent applications now pending, we cannot assure you that any additional patents will issue from any of the patent applications owned by, or licensed to us . Furthermore, we cannot assure you that any rights we may have under issued patents will provide us with significant protection against competitive products or otherwise be commercially viable. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing and there is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions. We cannot assure you that any existing or future patents issued to, or licensed by, us will not subsequently be challenged, infringed upon, invalidated or circumvented by others. In addition, patents may have been granted to third parties or may be granted covering products or processes that are necessary or useful to the development of our drug candidates. If our drug candidates or processes are found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, our development, manufacture and sale of such drug candidates could be severely restricted or prohibited. In such event, we may be required to obtain licenses from third parties to utilize the patents or proprietary rights of others. We cannot assure you that we will be able to obtain such licenses on acceptable terms, if at all. If we become involved in litigation regarding our intellectual property rights or the intellectual property rights of others, the potential cost of such litigation, regardless of the strength of our legal position, and the potential damages that we could be required to pay could be substantial.

Our business could suffer if we lose the services of, or fail to attract, key personnel.

We are highly dependent upon the efforts of our senior management and scientific team, including our President and Chief Executive Officer. The loss of the services of one or more of these individuals could seriously impede our success. We do not maintain any "key-man" insurance policies on any of our key employees and we do not intend to obtain such insurance. In addition, due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific and technical personnel. In view of the stage of our development and our research and development programs, we have restricted our hiring to research scientists and a small administrative staff and we have made no investment in manufacturing, production, marketing, product sales or regulatory compliance resources. If we develop pharmaceutical products that we commercialize ourselves, however, we will need to hire additional personnel skilled in the clinical testing and regulatory compliance process and in marketing and product sales. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of our activities, however, and we may be unsuccessful in attracting and retaining these personnel.

Ownership of our shares is concentrated, to some extent, in the hands of a few individual investors.

Howard P. Milstein, Richard Stone and Dr. David Ranney currently beneficially own approximately 12.1%, 10.9% and 7.5% respectively, of our issued and outstanding common stock. Dr. Ranney has agreed not to sell any shares of our common stock until January 11, 2001 without the approval of the placement agent for our 1998 and 1999 placements of securities. Mr. Milstein and Mr. Stone have signed lock-up agreements for 71,922 and 81,877 shares, respectively, and have agreed not to sell any of these shares of our common stock until July 20, 2000. The remainder of their shares are subject to Rule 144. For more information, see "Certain Relationships and Related Transactions."

The liquidity of our common stock is limited because there is a limited market for our common stock.

Trading in our securities is presently conducted in the over-the-counter market on the OTC Bulletin Board. Although we intend to file an application for listing on NASDAQ SmallCap Market or an exchange in the future, we currently do not meet the listing requirements for the NASDAQ SmallCap
Market and we cannot assure you that we will be listed on the NASDAQ
SmallCap Market or any exchange. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

The liquidity of our common stock is limited because we are subject to regulations regarding stocks traded in the over-the-counter market.

Our shares were delisted from the NASDAQ Small Cap Market effective
April 27, 1995 for failure to meet certain financial criteria. Our common stock continues to be traded in the over-the-counter market and reported on the OTC Bulletin Board. As such, our common stock, when recommended by a broker-dealer, is subject to the limitations of rule 15g-9 under the Exchange Act, which Rule imposes additional sales practices requirements on broker-dealers that sell our common stock (1) to persons other than:

- existing customers with a previous history of trading through such broker-dealer;

- institutional accredited investors (for example, a bank or savings and loan association); and

- a director and/or officer of ours and/or the beneficial owner of 5% or more of our Common Shares or (2) in transactions not exempt by the Rule. Certain broker-dealers, particularly if they are market makers in our common stock, will have to comply with the disclosure requirements of Rule 15g-2, 15g-3, 15g-4, 15g-5 and 15g-6 under the Exchange Act. Consequently, Rule 15g-9 and these other Rules may adversely affect the ability of broker-dealers to sell our common stock and also may adversely affect the ability of purchasers in this offering to sell their shares in the secondary market.

In addition, the regulations of the Securities and Exchange Commission promulgated under the Exchange Act require additional disclosure relating to the market for penny stock in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors.

Provisions of our charter documents could discourage an acquisition of our company that would benefit our stockholders.

Provisions of our Certificate of Incorporation and By-laws may make it more difficult for a third party to acquire control of our company, even if a change of in control would benefit our stockholders. In particular, shares of our preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine, including, for example, rights to convert into our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock.

Substantial sales of our common stock could lower our stock price.

The market price for our common stock could drop as a result of sales of a large number of our presently outstanding shares. Currently, a significant percentage of the outstanding shares of our common stock are unrestricted and freely tradable or tradable under Rule 144. Shareholders holding approximately 900,000 shares of our common stock, will become eligible to sell such shares on January 11, 2001 and additional shareholders holding approximately 533,000 shares of our common stock will become eligible to sell such shares on July 20, 2000.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may, " "will," "should," "expects," "plans,"
"anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by such forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.


                            USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the Selling Shareholders.

           PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock trades, as it has since February 1, 1996, on the OTC
Bulletin Board under the trading symbol AXCS. Prior to this date our common stock traded under the trading symbol CHMX. The following table sets forth, for the periods indicated, the high and low closing prices for our common stock as reported by the OTC Bulletin Board for our past two fiscal years. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                               Common Stock
                                          ---------------------
                                            High         Low
                                          ---------   ---------
Fiscal Year Ending December 31, 2000
-----------------------------------
First quarter (to January 20, 2000)        $ 4         $ 1-5/8

Fiscal Year Ended December 31, 1999
-----------------------------------
First quarter                              $ 3-5/8     $ 2-17/64
Second quarter                               4-1/16      1-7/8
Third quarter                                2-5/16      1-7/16
Fourth quarter                               2-3/8       1-1/8

Fiscal Year Ended December 31, 1998
-----------------------------------
First quarter                              $14-1/16     $ 5
Second quarter                               5-5/8        3-1/16
Third quarter                                3-25/64      1-11/64
Fourth quarter                               3-37/64      1-5/8

We have never declared or paid any cash dividends on our preferred stock or common stock and we do not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements and financial condition and other relevant facts. We currently intend to retain all future earnings, if any, to finance the development and growth of our business.

                            CAPITALIZATION


The following table sets forth, as of September 30, 1999, our actual capitalization. This table should be read in conjunction with the consolidated financial statements, including the notes thereto, which are included in this registration statement and prospectus.

                                                            September 30, 1999
                                                            ------------------
Stockholders' equity:
  Preferred stock: $.01 par value, 2,000,000 shares
    authorized; no shares issued and outstanding             $            -
  Common stock:  $.01 par value, 20,000,000 shares
    authorized; 6,036,582 shares issued and outstanding (1)          60,000
  Additional paid-in capital                                     29,920,000
  Accumulated deficit during the development stage              (25,543,000)
                                                             -----------------
      Total stockholders' equity                                  4,437,000
                                                             -----------------
          Total capitalization                                $   4,437,000
                                                             =================



(1) Excludes 1,632,853 shares of our common stock issuable pursuant to the exercise of stock options and warrants outstanding as of December 31, 1999, including:

- Presently exercisable options for the purchase of 37,699 shares of our common stock issued under our 1987 Stock Option Plan at a weighted average exercise price of $34.66.

- Options granted for the purchase of 630,000 shares of our common stock issued under our 1995 Stock Option Plan at a weighted average exercise price of $2.47. 300,875 of these options are presently exercisable.

- Presently exercisable options for the purchase of 3,465 shares of our common stock issued in connection with the Virologix merger agreement at a weighted average exercise price of $25.97.

- Warrants granted for the purchase of 991,689 shares of our common stock at various terms and exercise prices.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial statements and related notes that appear elsewhere in this prospectus, and other financial information incorporated by reference in this prospectus. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

Overview

We are an emerging pharmaceutical company focused on developing both novel low development risk product candidates and technologies with longer-term major product opportunities. We were incorporated in Wyoming in 1974 as Chemex Corporation, and in 1983 changed our name to Chemex Pharmaceuticals, Inc. We changed our state of incorporation from Wyoming to Delaware on June 30, 1989. In 1996, we merged with Access Pharmaceuticals, Inc. and changed our name to Access Pharmaceuticals, Inc.
We have proprietary patents or rights to five technology platforms: synthetic polymers, bioerodible hydrogels, Residerm TM, carbohydrate targeting technology and agents for the prevention and treatment of viral disease, including HIV. In addition, our partner Block Drug Company, or Block, is marketing in the United States a product named Aphthasol TM, the first FDA approved product for the treatment of canker sores. New formulations and delivery forms are being developed to evaluate this product in additional clinical indications. We have licensed the rights to this product from Block for additional indications including mucositis and oral diseases.

As a result of our merger, the former Access Pharmaceuticals, Inc. stockholders owned approximately 60% of our issued and outstanding shares. Generally accepted accounting principles require that a company whose stockholders retain the controlling interest in a combined business be treated as the acquiror for accounting purposes. As a consequence, the merger was accounted for as a "reverse acquisition" for financial reporting purposes and Access Pharmaceuticals, Inc. was deemed to have acquired an approximate
60% interest in Chemex. Despite the financial reporting requirement to account for the acquisition as a "reverse acquisition," Chemex remains the continuing legal entity and registrant for Securities and Exchange
Commission reporting purposes.

Since our merger in 1996, we have been managed by the former management of Access Pharmaceuticals, Inc. and our focus has changed to a drug delivery development company using advanced drug carrier technology for application in cancer treatment, dermatology and oral diseases.

Since our inception, we have devoted our resources primarily to fund our research and development programs. We have been unprofitable since inception and to date have received limited revenues from the sale of products. We cannot assure you that we will be able to generate sufficient product revenues to attain profitability on a sustained basis or at all. We expect to incur losses for the next several years as we continue to invest in product research and development, preclinical studies, clinical trials and regulatory compliance. As of September 30, 1999, our accumulated deficit was $25,543,000, of which $8,894,000, was the result of the write-off of purchased research.

Recent Developments

We have engaged an investment bank to assist us in raising funds to support our research and development activities, working capital requirements, acquisitions of complementary companies or technologies and general corporate purposes. On July 20, 1999 and October 18, 1999, respectively, with the assistance of an investment bank, we completed the first and second closing of an offering of up to $8 million of common stock at a per share price of $2.00, receiving gross proceeds of $3.1 million in this closing, less issuance costs of $213,000, from the private placement of 1,551,000 shares of common stock. The placement agent for the offering received warrants to purchase 165,721 shares of common stock at $2.00 per share, in accordance with the offering terms and elected to receive 106,217 shares of common stock in lieu of certain sales commissions and expenses. We cannot assure you that any additional closings of the private placement will take place.

On July 20, 1999, and simultaneously with the first closing of the offering, our wholly-owned subsidiary Access Holdings, Inc. merged with and into Virologix Corporation, a Delaware corporation. As a result, Virologix became our wholly-owned subsidiary and each outstanding share of Virologix' common stock was converted into 0.231047 shares of our common stock, representing 999,963 shares of common stock. The transaction has been accounted for as a purchase.

Other Developments

On June 18, 1998, in connection with the first closing of a private equity placement, we effected a recapitalization through a one-for-twenty reverse stock split of our common stock, $0.04 par value per share, which decreased the number of authorized shares of common stock from 60.0 million, at $0.04 par value per share, to 20.0 million shares, $0.01 par value per share, and decreased the authorized shares of our preferred stock from 10.0 million to 2.0 million. This recapitalization decreased the number of outstanding shares of our common stock from approximately 41.5 million to 2.1 million. All share numbers and prices referenced in this registration statement have been adjusted to reflect the June 18, 1998 recapitalization.


In 1998, assisted by an investment bank, we raised an aggregate of $1,200,000 from the sale of 8,333 shares of common stock and warrants to purchase 8,333 shares of common stock at an exercise price of $3.00 per share. The placement agent received warrants to purchase 44,527 shares of common stock at $3.00 per share, in accordance with the offering terms and elected to receive 45,277 shares of common stock in lieu of certain sales commissions and expenses.

On June 18, 1998, assisted by the same investment bank, we raised an aggregate of $2.9 million from the first closing of a private placement of 953,573 shares of common stock at $3.00 per share. The placement agent for such offering received warrants to purchase 101,653 shares of common stock at $3.00 per share, in accordance with the offering terms and elected to receive 62,949 shares of common stock in lieu of certain sales commissions and expenses.

On July 30, 1998, again assisted by the same investment bank, we raised an aggregate of $900,000 from the second closing of a private placement of 300,000 shares of common stock at $3.00 per share. The placement agent for such offering received warrants to purchase 33,445 shares of common stock at $3.00 per share, in accordance with the offering terms and elected to receive 34,450 shares of common stock in lieu of certain sales commissions and expenses.

Issuance costs for the above placements totaled $405,000. The proceeds of the offerings were used to fund research and development, working capital and general corporate purposes.

If and when we satisfy all listing requirements, we intend to submit an application for listing on Nasdaq or an alternate exchange. We cannot assure you that we will be listed on Nasdaq or an alternate exchange.

On June 8, 1998, we entered into an agreement to license from Block Drug Company the rights to "Amlexanox oral paste 5%" for certain international markets. We jointly developed Amlexanox with Block Drug Company, and Amlexanox was subsequently purchased by Block Drug Company with us receiving an up front fee and future royalty payments. Amlexanox is currently marketed in the United States by Block Drug under the trademark Aphthasol TM. Aphthasol TM was launched to the dental market in December 1997, and was launched to the general practice physician market in June 1998.

We have announced agreements or letters of intent with the following international partners to market Amlexanox oral 5% paste:

- In the UK and Ireland we signed an agreement on August 18, 1998 with Strakan Limited. Under the terms of the agreement, Strakan will bear all costs associated with the regulatory process in the UK and the European community, and will pay milestones based on cumulative sales and a royalty on sales.

- On August 20, 1998 we signed a Letter of Intent with Paladin Labs, Inc. for marketing rights for amlexanox in Canada. Paladin will bear all costs associated with gaining regulatory approval in Canada, and will pay milestones based on cumulative sales revenue and a royalty on sales. Paladin is a subsidiary of PharmaScience, Inc.

- We signed a license agreement in January 1999 with Meda AB of Sweden for licensing rights in Sweden, Finland, Norway, Denmark, Latvia, Estonia, Lithuania and Iceland. Under the terms of the agreement, Meda made an up-front license payment and will pay milestone payments and a royalty on sales.

- We signed a license agreement in July 1999 with Laboratoios Dr. Esteve, for licensing rights in Italy, Spain, Portugal and Greece. Esteve made an up-front license payment and will pay milestone payments and will pay a royalty on sales.

- We signed an agreement on August 25, 1998 with Atrix Laboratories, Inc. to incorporate amlexanox in the proprietary mucoadhesive technologies being developed by Atrix. Atrix is developing an innovative bioerodiable mucoadhesive, BEMA, delivery system, which is a thin film that adheres to the oral mucosa and erodes over time delivering the drug into the tissue.

A product from this collaboration has entered clinical testing. We intend to fund the Atrix project development activities; however, Block Drug Company will share in the development costs through a reduction in the royalty we will pay Block for international sales. The international rights to any product resulting from the collaboration with Atrix will be out-licensed to our amlexanox licensing partners.

In December 1998 we signed a license agreement with Block for the rights to develop amlexanox for use in chemotherapy and radiation induced mucositis. Mucositis is a debilitating condition involving extensive inflammation of mouth tissue that affects an estimated 400,000 cancer patients in the United States undergoing chemotherapy and radiation therapy.

On December 9, 1997, a wholly-owned subsidiary of ours acquired and merged with Tacora Corporation, a privately-held pharmaceutical company based in Seattle, Washington and as a result Tacora became a wholly-owned subsidiary of ours. We used the purchase method of accounting for the purchase of Tacora. The aggregate purchase price was $739,000, payable $124,000 in cash, $192,000 in stock, representing 20,900 shares of our common stock, and assumption of $239,000 in trade and accrued payables and $184,000 of Tacora's capital lease obligations. The excess purchase price over the fair value of Tacora's net identifiable assets of $580,000 was recorded and written off in the fourth quarter of 1997 due to an impairment of the excess purchase price based on estimated future cash flows. Operations of Tacora have been included in our consolidated financial statements since the date of acquisition.

Liquidity and Capital Resources

As of December 31, 1999 our principal source of liquidity is $868,000 of cash and cash equivalents. Working capital as of September 30, 1999 was $1,130,000, representing an increase in working capital of $121,000 as compared to the working capital as of December 31, 1998 of $1,009,000.
The increase in working capital at September 30, 1999 was due to the first closing of the offering offset by losses from operations in the first three quarters of 1999.

Since inception, our expenses have significantly exceeded revenues, resulting in an accumulated deficit of $25,543,000 as of September 30, 1999. We have funded our operations primarily through private sales of equity securities, contract research payments from corporate alliances and the 1996 merger of Access Pharmaceuticals, Inc. and Chemex Pharmaceuticals, Inc.

We have incurred negative cash flows from operations since inception, and have expended, and we expect to continue to expend in the future, substantial funds to complete our planned product development efforts. We expect that our existing capital resources will be adequate to fund our operations through the first quarter of 2000. We are dependent on raising additional capital to fund the development of our technology and to implement our business plan. Such dependence will continue at least until we begin marketing products resulting from our technologies.

If, prior to the end of January 2000, we are unsuccessful in raising additional capital on acceptable terms, we would be required to curtail research and development and general and administrative expenditures so that working capital would cover reduced operations into the second quarter of 2000.
There is no assurance, however, that changes in our operating expenses will not result in the expenditure of such resources before such time. If we are unable to raise additional capital in the near term, we may be forced to suspend operations.

We will require substantial funds to conduct research and development programs, preclinical studies and clinical trials of potential products, including research and development with respect to the newly acquired technology from the acquisition of Virologix. Our future capital requirements and adequacy of available funds will depend on many factors, including:

- the successful commercialization of amlexanox;

- the ability to establish and maintain collaborative arrangements for research, development and commercialization of products with corporate partners;

- continued scientific progress in our research and development programs;

- the magnitude, scope and results of preclinical testing and clinical trials; the costs involved in filing, prosecuting and enforcing patent claims;

- competing technological developments;

- the cost of manufacturing and scale-up; and

- the ability to establish and maintain effective commercialization arrangements and activities.

We intend to seek additional funding through research and development or licensing arrangements with potential corporate partners, public or private financing, including the sale of up to an additional $7.5 million of common stock at a price of $3 per share in our current equity offering, or from other sources. If we are successful in raising additional capital, we expect to increase our research spending in future quarters as we intend to commence additional clinical trials, hire additional scientific management and staff and accelerate activities to develop our product candidates.

We do not have any committed sources of additional financing and we cannot assure you that additional financing will be available on favorable terms.
If we are not successful in raising additional capital, we will curtail our research spending and we may be required to delay, reduce or eliminate one or more of our research or development programs or obtain funds through arrangements with corporate collaborators or others. These arrangements or collaborations may require us to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise seek. Insufficient financing may also require us to relinquish rights to certain of our technologies that we would otherwise develop or commercialize ourselves. If adequate funds are not available, our business, financial condition and results of operations will suffer.


Results of Operations

Comparison of Three Months Ended September 30, 1999 and 1998

Revenues. We did not have any revenues in the three month periods ended September 30, 1998 and 1999.

Research spending. Total research spending for the third quarter of 1999 was $349,000, as compared to $481,000 for the same period in 1998, a decrease of $132,000. The decrease in expenses was the result of:

- $103,000 less for external contract research costs due to the completion of research contracts;

- $61,000 lower external development costs; and

- $42,000 lower salary and related costs.

These decreases were partially offset by $67,000 higher scientific consulting costs and higher other net costs totaling $7,000.

General and administrative expenses. Total general and administrative expenses were $293,000 for the third quarter of 1999, a decrease of $26,000 as compared to the same period in 1998. The decrease in spending was primarily due to the following:

- $20,000 lower salary and related costs;

- $20,000 lower professional business expenses; and

- other net decreases totaling $20,000.

These decreases were partially offset by $34,000 higher patent costs due primarily to the filing of a new patent.

Depreciation and amortization was $84,000 for the second quarter 1999 as compared to $39,000 for the same period in 1998, representing an increase of $45,000. The increase in amortization is due to amortization of goodwill recorded as a result of the purchase of Virologix Corporation.

Total operating expenses in the third quarter of 1999 were $726,000, with interest income of $8,000 and interest expense of $3,000, resulting in a loss for the quarter of $771,000 or a $0.13 basic and diluted loss per common share.

Comparison of Nine Months ended September 30, 1999 and 1998

Revenues. We did not have any revenues in the nine month periods ended September 30, 1998 and 1999.

Research Spending. Research spending for the nine months ended September 30, 1999 was $1,042,000 as compared to $1,417,000 for the same period in 1998, a decrease of $375,000. The decrease in expenses was due to:

- $412,000 lower external lab costs due to the completion of research contracts; and

- $62,000 lower external development costs.

These decreases were partially offset by $82,000 higher scientific consulting costs and other net increases totaling $17,000.

General and administrative expenses. General and administrative expenses were $1,205,000 for the nine months ended September 30, 1999, an increase of $136,000 as compared to the same period in 1998. The increase was primarily due to the following:

- $249,000 increased business consulting expense primarily due to the issuance of warrants issued in connection with consulting agreements; and

- $80,000 higher shareholder expenses.

These increases were partially offset by:

- $82,000 lower salary and related expenses;

- $64,000 lower patent expenses;

- $28,000 lower travel and entertainment expenses; and

- other net decreases totaling $19,000.

Depreciation and amortization was $177,000 for the nine months ended September 30, 1999 as compared to $169,000 for the same period in 1998, an increase of $8,000. The increase in amortization is due to amortization of goodwill of $41,000 recorded as a result of the purchase of Virologix Corporation offset by lower depreciation reflecting that some major assets have been fully depreciated.

Accordingly, this resulted in a loss for the nine months ended September 30, 1999 of $2,398,000, or a $0.58 basic and diluted loss per common share.

Comparison of Years Ended December 31, 1998 and 1997

Revenues. Net revenues for 1997 were $435,000 as compared to no revenues in 1998. 1997 revenues were comprised of licensing income from an ongoing agreement with an emerging pharmaceutical company which made certain milestone payments and will make royalty payments in the future if a product is developed from the technology. In addition, $110,000 of option income was recorded in 1997 from an agreement with a pharmaceutical company. This agreement is no longer in effect.

Research spending. Total research and development spending for 1998 was $1,756,000 as compared to $2,433,000 for the same period in 1997, a decrease of $677,000. The decrease in expenses was due to:

- $427,000 lower external contract research costs;

- $149,000 lower salary and related costs;

- $94,000 lower equipment rent;

- $47,000 lower travel expenses; and

- other net decreases totaling $116,000.

These decreases were partially offset by costs of $145,000 to manufacture the polymer platinate product for testing.

General and administrative expenses. General and administrative expenses were $1,464,000 for 1998, a decrease of $320,000 as compared to the same period in 1997. The decrease was primarily due to the following:

- $331,000 lower general business consulting fees and expenses;

- $56,000 lower director and officer insurance costs due to a lower policy premium; and

- other net decreases totaling $18,000.

These decreases were partially offset by $29,000 higher patent expenses and $56,000 higher shareholder expenses relating to an additional shareholder meeting and the reverse stock split.

Depreciation and amortization was $213,000 for 1998 as compared to $162,000 for the same period in 1997 reflecting additional depreciation for assets acquired in the Tacora merger and a full year of amortization of licenses.

Other income/expense. Interest and miscellaneous income was $58,000 for 1998 as compared to $119,000 for the same period in 1997, a decrease of $61,000. The decrease was due to lower cash balances in 1998.

Interest expense was $22,000 for 1998 as compared to $36,000 for the same period in 1997, a decrease of $14,000. The decrease was due to the pay down of equipment leases.

Accordingly, these expenses resulted in a loss for the twelve months ended December 31, 1998 of $3,397,000, or a $1.28 basic and diluted loss per common share compared with a loss of $4,441,000, or $2.80 basic and diluted loss per common share for the twelve months ended December 31, 1997.

Comparison of Years Ended December 31, 1997 and 1996

Revenues. Revenues for 1997 were $435,000 as compared to $167,000 in 1996, an increase of $268,000. Revenues for 1997 were comprised of $325,000 of licensing income from an ongoing agreement with an emerging pharmaceutical company. The agreement provides for royalty payments if a product is developed from the technology. In addition $110,000 of option income was recorded in 1997. Revenues for 1996 were comprised of option income from a pharmaceutical company.

Research spending. Total research and development spending for 1997 was $2,433,000 as compared to $1,405,000 for the same period in 1996, an increase of $1,028,000. The increase in research and development expenses was due to the following:

- $683,000 in external research expenditures primarily due to additional funding of Polymer Platinate at University of London and research at Duke University;

- $158,000 for salaries and related expenses due to hiring of additional scientists;

- $82,000 in equipment rental and maintenance costs;

- $44,000 for travel and entertainment due to project management of external research;

- $43,000 for scientific consulting due to additional consulting and manpower for the ongoing projects; and

- other net increases totaling $83,000.

These increases were offset by $65,000 lower moving expenses due to the relocation of scientists in 1996.

General and administrative expenses. Total general and administrative expenses were $1,784,000 in 1997, a decrease of $154,000 as compared to the same period in 1996. The decrease in spending was due to the following decreases:

- $109,000 in business consulting fees primarily due to the fair value of warrants issued in 1997 for consulting being less than the fair value of the warrants issued in 1996;

- $74,000 in patent expenses due to fewer initial patent filings in 1997 as compared to 1996;

- $44,000 lower moving expenses due to the moving expenses associated with the hiring of a business development vice president in 1996; and

- other decreases of $27,000.

These decreases were offset by $111,000 in higher salaries and related expenses due to a full twelve months of salaries in 1997 for all administrative employees as compared to a partial period in 1996.

Depreciation and amortization increased to $162,000 in 1997 from $123,000 in 1996, an increase of $39,000. The increase is due to the amortization of $25,000 of licenses and one month of depreciation and amortization of the Tacora assets.

Excess purchase price over the fair value of Tacora's net assets of $580,000 was recorded and written off in the fourth quarter of 1997. In 1996, excess purchase price over the fair value of Chemex's net assets of $8,314,000 was recorded and written off due to an immediate impairment of the excess purchase price.

Other income/expense. Interest and miscellaneous income was $119,000 for 1997 as compared to $196,000 for the same period in 1996, a decrease of $77,000. The decrease was due to lower cash balances in 1997.

Interest expense of $36,000 was $9,000 lower in 1997 versus 1996 due to the decrease of the outstanding balance of capital lease obligations.

Total expenses were $4,849,000, including $580,000 of excess purchase price written off for the Tacora purchase, which resulted in a loss for the twelve months ended December 31, 1997 of $4,441,000, or $2.80 per share compared with a loss of $11,462,000, or $7.68 basic and diluted loss per common share for the twelve months ended December 31, 1996, including $8,314,000 of excess purchase price written off for the Chemex acquisition.

New Accounting Standards

In June 1998, the FASB issued Statement of Financial Accounting Standards
No. 133 "Accounting for Derivative Instruments and Hedging Activities", which is effective for financial statements for fiscal years beginning after June 15, 2000, and which will apply to us beginning January 1, 2001. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. We do not believe that the new standard will have any significant effect on our future results of operations.

In April 1998, the Accounting Standards Executive Committee of the
American Institute of Certified Public Accountants issued a Statement of Position effective for financial statements for fiscal years beginning after December 15, 1998, which we adopted on January 1, 1999 SOP 98-5, "Reporting on the Costs of Start-Up Activities," requires such costs to be expensed as incurred instead of capitalized and amortized. This SOP did not have any material effect on results of operations.

Year 2000 Issue

The Year 2000, or Y2K, issue is the result of computer programs using two instead of four digits to represent the year. These computer programs may erroneously interpret dates beyond the year 1999, which could cause system failures or other computer errors, leading to disruptions in operations.

We developed a three-phase program to limit or eliminate Y2K exposures.
Phase I involved the identification of those systems, applications and third-party relationships from which we have exposure to Y2K disruptions in operations. Phase II was the development and implementation of action plans to achieve Y2K compliance in all areas prior to the end of the third quarter of 1999. Also included in Phase II was the development of contingency plans which would be implemented should Y2K compliance not be achieved in order to minimize disruptions in operations. Phase III was the final testing or equivalent certification of testing of each major area of exposure to ensure compliance. We have completed our Y2K program.

We identified three major areas determined to be critical for successful Y2K compliance: Area 1 included financial, research and development and administrative informational systems applications reliant on system software; Area 2 included research, development and quality applications reliant on computer programs embedded in microprocessors; and Area 3 included third-party relationships which may be affected by Area 1 and 2 exposures which exist in other companies.

With respect to Area 1, we completed an internal review and contacted all software suppliers to determine major areas of Y2K exposure. In research, development and quality applications (Area 2), we worked with equipment manufactures to identify our exposures. With respect to Area 3, we evaluated our reliance on third parties in order to determine whether their Y2K compliance will adequately assure our uninterrupted operations.

We have completed Phase I of our Y2K program with respect to all three of the major areas. We rely on PC-based systems and did not expect to incur material costs to transition to Y2K compliant systems in our internal operations. However, even if our internal systems were not materially affected by the Y2K Issue, we could have been affected by third-party relationships which, if not Y2K compliant prior to the end of 1999, could have had a material adverse impact on our operations. We have completed Phase II contingency planning and continue to monitor our third party relationships. Most, if not all, of the third parties with which we have relationships have informed us that they were in compliance at December 31, 1999.

As of December 31, 1999, we had identified costs related to replacement or remediation and testing of our Area 1 computer information systems. Having completed the Phase I, II and III evaluation, total costs to date are $6,000. The funds for these costs were a part of our current working capital requirements. These costs were expensed as incurred except for equipment related costs.

As of January 24, 2000 we have experienced no Y2K problems or additional costs.

                                BUSINESS
Access Pharmaceuticals is a Delaware corporation in the development stage.
We are an emerging pharmaceutical company focused on developing both novel low development risk product candidates and technologies with longer-term major product opportunities. We have proprietary patents or rights to five technology platforms: synthetic polymers, bioerodible hydrogels, Residerm TM, carbohydrate targeting technology, and agents for the prevention and treatment of viral disease, including HIV. In addition, our partner Block Drug Company, or Block, is marketing in the United States Aphthasol TM, the first FDA-approved product for the treatment of canker sores. We are developing new formulations and delivery forms to evaluate this product in additional clinical indications. We have licensed the rights to this product from Block for additional indications including mucositis and oral diseases.

Recent Developments

On July 20, 1999, Access Holdings, a Delaware corporation and our wholly-owned subsidiary, merged with and into Virologix Corporation, a privately held Delaware corporation focused on the development of product candidates for the prevention and treatment of viral diseases, including HIV. Upon the consummation of the merger, the separate existence of Access Holdings ceased, Virologix became our wholly-owned subsidiary and each outstanding share of Virologix' common stock was converted into 0.231047 shares of our common stock, representing 999,963 shares of our common stock.

Business

We are an emerging pharmaceutical company developing drug delivery systems and advanced polymer technology for application in cancer treatment, dermatology and oral diseases. In addition, we have developed a drug to treat canker sores that was sold to Block and which Block currently is marketing in the United States under the name Aphthasol TM, subject to a royalty agreement with us. Our lead compounds and the potential markets for those compounds are as follows.

Marketed Product

Amlexanox 5% Paste (Aphthasol TM)

This product currently is the only compound approved by the FDA for the treatment of canker sores. Independent market research sponsored by us indicates that more than 7 million patients visit doctors or dentists per year in the United States with complaints of canker sores. Current estimates indicate that approximately 20% of the U.S. adult population suffers from canker sores, of which 15 million patients claim that their canker sores recur.

Currently, there is a study ongoing in Ireland to determine if the application of amlexanox 5% paste at the first sign or symptom of canker sores can abort ulcer formation or further accelerate healing. If these results confirm that early application of the product can improve treatment, they will provide a major marketing opportunity to expand usage of the product and to attract sufferers of canker sores to contact medical practitioners to request the product.

In 1995, we sold our rights to amlexanox to Block subject to a retained royalty. On June 8, 1998, we entered into an agreement to license these rights back from Block for certain international markets. Pursuant to this agreement, we announced on August 18, 1998 that we signed a License
Agreement for the United Kingdom and Ireland with Strakan Limited, or Strakan, to license amlexanox for the treatment of canker sores. Under the terms of this agreement, Strakan will be responsible for and will bear all costs associated with the regulatory approval process for amlexanox in the United Kingdom and European Union, will pay milestones based on cumulative sales revenue and will pay a royalty on sales of amlexanox. We also announced that Strakan has filed the product license application for amlexanox 5% paste with regulatory authorities in the United Kingdom. We anticipate that the amlexanox 5% paste product will be registered throughout Europe in early 2000. Product registrations have been submitted in additional markets including Canada.

An international outlicensing program for amlexanox is ongoing, in addition to the agreement with Strakan, licensing agreements have been signed with Meda for Scandinavia, the Baltic states and Iceland; Laboratorios Esteve for Italy, Spain, Portugal and Greece; and, a letter of intent has been signed with Paladin Laboratories for Canada.

Products in Development Status

Polymer Platinate (AP 5280)

Chemotherapy, surgery and radiation are the major components in the clinical management of cancer patients. Chemotherapy is usually the primary treatment of hematologic malignancies, which cannot be excised by surgery. Chemotherapy is increasingly used as an adjunct to radiation and surgery to improve their effectiveness and serves as the primary therapy for some solid tumors and metastases. For chemotherapeutic agents to be effective in treating cancer patients, however, the agent must reach the target cells in effective quantities with minimal toxicity in normal tissues.

The current optimal strategy for chemotherapy involves exposing patients to the most intensive cytotoxic regimens that they can tolerate and clinicians attempt to design a combination of chemotherapeutic drugs, a dosing schedule and a method of administration to increase the probability that cancerous cells will be destroyed while minimizing the harm to healthy cells.
Notwithstanding clinicians' efforts, most current chemotherapeutic drugs have significant limitations that limit the efficacy of chemotheraphy, for example, certain cancers are inherently unresponsive to chemotherapeutic agents. Alternatively, other cancers may initially respond, but subgroups of cancer cells acquire resistance to the drug during the course of therapy and the resistant cells may survive and cause a relapse. Serious toxicity, including bone marrow suppression or irreversible cardiotoxicity, is another limitation of current anti-cancer drugs that can prevent their administration in curative doses.

Currently, platinum compounds are one of the largest selling categories of chemotherapeutic agents, with annual sales in excess of $800 million. As is the case with all chemotherapeutic drugs, the use of such compounds is associated with serious systemic side effects. The drug delivery goal therefore is to enhance delivery of the drug to the tumor and minimize the amount of drug affecting normal organs in the body.

Polymer Platinate is a chemotherapeutic agent that we believe has the potential to have significantly superior effectiveness in treating numerous cancers compared to existing platinum compounds. Our patented Polymer Platinate product seeks to achieve this goal by attaching a large polymer to a small platinum molecule. This method exploits the usually leaky or hyperpermeable nature of the cells that line the walls of blood vessels that feed tumors by allowing the large Polymer Platinate molecule to enter the tumor in preference to other tissue, which does not have leaky or hyperpermeable blood vessels. In addition, the capillary/lymphatic drainage system of tumors is not well developed and limited, so the drug gets trapped in the tumor. This dual effect is called enhanced permeability and retention, or EPR. In addition, the polymer is designed to shield the platinum from interactions with normal cells while the drug circulates within the body, thereby reducing toxicity. The proposed mechanism of how Polymer Platinate is taken up by tumor cells bypasses known membrane-associated mechanisms for development of tumor resistance, a common cause of failure of chemo-therapeutic drugs over the course of treatment.

In animal models, our Polymer Platinate has delivered up to 70 times the amount of platinum to tumors compared with cisplatin, the standard platinum formulation, at the maximum tolerated dose, and our Polymer Platinate was approximately 2.5 times more effective in inhibiting tumor growth than cisplatin alone. In terms of dosing, in animal studies, up to 15 times more platinum has been injected using our Polymer Platinate, which could be clinically significant as platinum has a steep dose response curve. Consequently, clinical outcome could be greatly improved as a result of the ability to deliver additional amounts of the drug to the tumor.

We have developed the Polymer Platinate AP5280 clinical formulation, defined the manufacturing and analytical methods and commenced the production of Good Manufacturing Practice, or GMP, material for clinical trials. We are aggressively moving this project toward clinical development, with GLP toxicology studies initiated, which is the major preclinical activity remaining to be completed. We plan to commence human clinical trials for our Polymer Platinate at the end of the first quarter 2000.

OraDisc TM  (Amlexanox)

We, in conjunction with Atrix Laboratories, are working to develop a mucoadhesive disc that adheres to the site of disease and slowly erodes over time locally releasing the drug.

The OraDisc TM formulation is potentially an improved delivery vehicle for the oral delivery of amlexanox which could overcome the difficulties encountered in using conventional paste and cell formulations for conditions in the mouth, that is, applying the drug and keeping it in place over time.

The first GMP production of the amlexanox disc has been completed. A clinical study to evaluate this product in oral wound healing was completed in early December with positive results.

A significantly larger GMP production batch is currently in progress that will produce material for the planned clinical studies, to evaluate this formulation for both the prevention and treatment of canker sores. We have scheduled these studies to commence in Europe in the first quarter 2000. We have developed two clinical trial protocols for the OraDisc TM development program and engaged the clinical site that will perform the major portion of the clinical trials.

Utilizing this technology, we anticipate that higher drug concentrations will be achieved at the disease site increasing the effectiveness of the product.

We have submitted a pre-Investigational New Drug, or IND, dossier to the FDA and a development plan was discussed at a meeting with the FDA. An Investigational New Drug Application will be filed with the FDA and clinical studies will commence in the United States in the first quarter 2000.

OraRinse TM  (Amlexanox)

We signed in 1998 a license agreement with Block for the rights to develop amlexanox for use in chemotherapy and radiation induced mucositis.
Mucositis is a debilitating condition involving extensive inflammation of mouth tissue that affects an estimated 400,000 cancer patients in the United States undergoing chemotherapy and radiation treatment. Any treatment that would accelerate healing and/or diminish the rate of appearance would have a significant beneficial impact on the quality of life of these patients and may allow for more aggressive chemotherapy. We believe amlexanox could provide a clinical benefit in treating and preventing this condition because of the clinical similarities of mucositis to canker sores for which amlexanox has proven efficacy and the positive results achieved in the oral wound healing study.

An IND has been filed with the FDA and a Phase II protocol developed to investigate a mouthwash formulation for the prevention and treatment of mucositis in head and neck cancer patients treated with radiation and chemotherapy. This study is scheduled to commence in the first quarter of 2000. Over 90% of head and neck cancer patients treated with radiation and chemotherapy experience a mucositis incidence. We plan to enroll approximately 60 patients in the initial study which will be performed at multiple sites throughout the United States. Results of this study will direct the future clinical development plans for OraRinse TM.

Amlexanox Cream

We are currently generating and assembling the data for an IND submission to the FDA for amlexanox cream for the treatment of atopic dermatitis, a condition which is prevalent in 3% of the adult population and 10% of the pediatric population. We anticipate that this filing will be made in the first quarter 2000. We plan to commence a Phase II clinical study in the first half of 2000, and we anticipate completion of this study by year-end 2000. Amlexanox Gel

Development work on formulating a mucoadhesive gel is currently ongoing.
The objective of this project is to develop an aqueous based mucoadhesive gel. Alcohol based products cause local irritation and stinging which is undesirable for the indication being evaluated. A pilot formulation has been developed and we anticipate that this work will be concluded in the first quarter 2000.

During the first half of 2000, manufacture of clinical trials material and the filing of an IND will be completed. We expect to evaluate this formulation for the treatment of oral lichen planus, a chronic condition afflicting up to 2% of the population. The clinical study is planned to commence in the second half of 2000.

Residerm (R) A (Zinc Clindamycin)

The complexing of zinc to a drug has the effect of enhancing the penetration of the drug into the skin and the retention of the drug in the skin. This phenomenon is called the "reservoir effect," and it makes zinc potentially effective for the delivery of dermatological drugs. We have a broad patent covering the use of zinc for such purposes.

The first zinc drug that we are developing, in conjunction with Strakan, our licensing partner, is Zinc Clindamycin for the treatment of acne. This drug is currently in a pivotal Phase III study in Europe. Topical acne drugs constitute an approximately $700 million per year market and Clindamycin is a widely prescribed drug for the treatment of acne. We believe that the addition of zinc potentially could increase the effectiveness of Clindamycin through the reservoir effect of zinc, the activity of zinc and Clindamycin, the improved stability of the product and the potential for zinc to overcome certain bacterial resistance.

The Phase III study of Residerm (R) A is designed to determine whether Residerm (R) A is superior to treatment with the market leading Clindamycin containing product. A sub-group of the study will be evaluated to determine if Residerm (R) A is effective in overcoming bacterial resistance to standard Clindamycin therapy, and whether this factor contributes to a favorable clinical outcome. In the recently completed Phase II study of Residerm (R) A, the drug was significantly superior to standard Clindamycin therapy with respect to the development of oily skin, a benefit which will be further examined in Phase III.

We anticipate that the European Phase III clinical trial program will be completed in 2000. The successful completion of the Phase III trial will be the basis for a Product License Application to be filed with a European Regulatory Authority. This filing is scheduled to occur within 15 months, which may result in a product approval in 2001.

We believe that our zinc technology could provide a broad development platform for improved delivery of many topically applied products. We are currently evaluating zinc complexed with vitamin D and retanoids.

We have entered into a license agreement with Strakan relating to our zinc technology. Strakan has agreed to fund the development costs of zinc clindamycin and any additional compounds developed utilizing the zinc patent, and will share equally in all milestone payments received from the sublicensing of the compound. In addition, we will receive a royalty on sales of products based on this technology.

Bioerodeable Hydrogel Technology

We have submitted a patent application for our bioerodeable hydrogel technology, which will be our development focus once Polymer Platinate AP5280 has entered clinical development. A number of possible drug delivery systems can be made using the Access bioerodible hydrogel technology, ranging from nanoparticles for intravenous administration, to larger devices which may be taken orally or implanted.

Viral Disease Technology

We acquired our viral disease technology through our acquisition of Virologix. This technology is for the prevention and treatment of viral diseases, including HIV. These compounds target a critical enzyme involved in viral infection and replication. Analogous to reverse transcriptase and protease inhibitors that have shown effectiveness against HIV, our compounds target a critical enzyme involved in viral infection and replication. A Phase I/II study has been designed to study this product candidate in HIV patients. Positive clinical data would provide important validation for this new class of HIV therapeutics. We also have development programs in HTLV type I and II infection, and other applications of the proprietary technology being used in the HIV therapeutic program. We acquired some of this technology through a licensing agreement with the National Institutes of Health.

Other Technology

We own additional patented advanced technologies designed to deliver drug in response to specific diseases or take advantage of biological mechanisms. These technologies are designed to provide our next advanced drug delivery product development candidates.

Drug Development Strategy

A part of our integrated drug development strategy is to form creative alliances with centers of excellence in order to obtain alternative lead compounds while minimizing overall cost of research. We have signed agreements with The University of Kentucky for the formulation of an amlexanox gel, Strakan for the delivery of topical therapeutic agents which exploit our zinc patent and Atrix Laboratories for mucoadhesive polymer formulations of amlexanox. Additionally, our polymer platinate technology has resulted in part from a research collaboration with The School of Pharmacy, University of London.

Our strategy is to initially focus on utilizing our technology in combination with approved drug substances to develop novel patentable formulations of potential therapeutic and diagnostic products. We believe that this will expedite product development, both preclinical and clinical, and ultimately product approval. To reduce financial risk and equity financing requirements, we are directing our resources to the preclinical and early clinical phase of development and plan to outlicense to, or co-develop with, marketing partners our current product candidates during the later clinical development phases.

We have initiated and will continue to expand our internal core capabilities of chemistry, formulation, analytical methods development, initial process scale up and project management capability to maximize product opportunities in a timely manner. We will, however, contract the manufacturing scaleup, preclinical testing and product production to research organizations, contract manufacturers and strategic partners. Given the current cost containment and managed care environment both in the United States and overseas and the difficulty for a small company to effectively market its products, we do not currently plan to become a fully integrated pharmaceutical company.

Consequently, we expect to form strategic alliances for product development and to outlicense the commercial rights to development partners. By forming strategic alliances with major pharmaceutical and diagnostic companies, we believe that our technology can be more rapidly developed and successfully introduced into the marketplace.

Scientific Background

The ultimate criterion of effective drug delivery is to control and optimize the localized release of drug at the target site and rapidly clear the non-targeted fraction. Conventional drug delivery systems such as controlled release, sustained release, transdermal systems, and others are based on a physical erosion process for delivering active product into the systemic circulation over time with the objective of improving patient compliance. These systems do not address the biologically relevant issues such as site targeting, localized release and clearance of drug. The major factors that impact the achievement of this ultimate drug delivery goal are the physical characteristics of the drug and the biological characteristics of the disease target sites. The physical characteristics of the drug affect solubility in biological systems, its biodistribution throughout the body, and its interactions with the intended pharmacological target sites and undesired areas of toxicity. The biological characteristics of the diseased area impact the ability of the drug to selectively interact with the intended target site to allow the drug to express the desired pharmacological activity.

We believe that our drug delivery technology platforms are differentiated from conventional drug delivery systems in that they seek to apply a disease specific approach to improve the drug delivery process with polymer carrier formulations to significantly enhance the therapeutic efficacy and reduce toxicity of a broad spectrum of products. This is achieved by utilizing Bio~Responsive TM Polymers as novel drug delivery solutions to match the specific physical properties of each drug with the biological characteristics of each disease and targeting sites of disease activity. We believe that the ability to achieve physiological triggering of drug release at the desired site of action could enable our Bio~Responsive TM Polymers to potentially have broad therapeutic applications in the site specific delivery of chemotherapeutic agents in cancer, infection, inflammation, drugs for other autoimmune diseases, proteins, peptides and gene therapy.

Bio~Responsive TM Polymers mimic the natural transport mechanisms in the body which are involved in the localized delivery of biological mediators and cellular trafficking. We use a multi-faceted approach through the use of both natural carbohydrates and synthetic polymers. Access' central focus is to use Bio~Responsive TM Polymer systems that can respond to normal biochemical or disease-induced signals to localize drug carrier and release drug in a highly selective fashion. These polymeric drug carriers can be applied to a wide range of drug molecules including proteins and nucleotides and can be engineered to control pharmacokinetics and body distribution, site-selectivity, site-release of drug and drug clearance from non-target sites.

Core Drug Delivery Technology Platforms

Our current drug delivery technology platforms take advantage of the following biological mechanisms to improve drug delivery:

- disease specific carbohydrate recognition by vascular endothelial cells and underlying tissue; and

- enhanced permeability and retention in tumors.

Carbohydrate Polymer Drug Delivery Technology

Our carbohydrate polymer drug delivery technology exploits specific changes in the vascular endothelium that occur during disease processes. These carriers mimic disease-specific, carbohydrate recognition by vascular endothelium cells and underlying tissue. It has been well established that white blood cells can recognize, target and permeate disease sites by means of surface carbohydrates which bind to cytokine-induced endothelium plus underlying tissue and cells. A number of receptors on the endothelium and on underlying tissue are known to bind sulfated glycosaminoglycans, such as heparin and dermatan sulfate. We have developed glycosaminoglycan carriers to selectively image and treat diseases involving the neovascular endothelium. We believe that our glycosaminoglycan technology has broad potential in a number of therapeutic applications including cancer, inflammation and infection.

Synthetic Soluble Polymer Drug Delivery Technology

In collaboration with The School of Pharmacy, University of London, we have developed a synthetic polymer, hydroxypropylmethacrylamide, designed to be used to exploit enhanced permeability and retention, or EPR, in tumor cells and control drug release. Many solid tumor cells possess vasculature that is hyperpermeable, or leaky, to macromolecules. In addition to this enhanced permeability, tumors usually lack effective lymphatic and/or capillary drainage. Consequently tumors selectively accumulate circulating macromolecules, including, for example, up to 10% of an intravenous dose per gram in mice. This effect has been termed EPR, and is thought to constitute the mechanism of action of styrene-maleic/anhydride-neocarzinostatin, or SMANCS, which is in regular clinical use in Japan for the treatment of hepatoma. These polymers take advantage of endothelial permeability as the drug carrying polymers are trapped in tumors and then taken up by tumor cells. Linkages between the polymer and drug can be designed to be cleaved extracellularly or intracellularly. The drug is released inside the tumor mass while polymer/drug not trapped in tumors is renally cleared from the body. Data generated in animal studies have shown that the polymer/drug complexes are far less toxic than free drug alone and that greater efficacy can be achieved. Thus, these polymer complexes have demonstrated significant improvement in the therapeutic index of anti-cancer drugs, including, for example, cisplatin.

Topical Delivery Technology

We have granted a license to Strakan for the development of compounds that utilize zinc ions to produce a reservoir of drug in the skin to increase the effectiveness of topically applied products and to reduce toxicity. There are many localized disease conditions, which are effectively treated by topical application of suitable pharmaceutical agents. In order for such treatments to be maximally effective, it is necessary that as much of the active agent as possible be absorbed into the skin where it can make contact with the disease condition in the dermal tissue without being lost by rubbing off on clothing or evaporation. At the same time, the agent must not penetrate so effectively through the skin that it is absorbed into the systemic circulation. This latter factor is especially important in order to minimize unwanted side-effects of the pharmacologically active agent. The ideal vehicle for topically applied pharmaceuticals is one which can rapidly penetrate the skin and produce a "reservoir effect" in the skin or mucous membranes. Such a reservoir effect can be produced by complexing of suitable pharmaceutical agents with zinc ions, by an as yet unknown mechanism. This "reservoir effect" is defined as an enhancement of the skin or membrane's ability to both absorb and retain pharmacological agents, that is:

- to increase skin or membrane residence time;

- to decrease drug transit time; and

- to reduce transdermal flux.

A number of compounds are known to enhance the ability of pharmacologically active agents to penetrate the skin, but have the disadvantage of allowing rapid systemic dispersion away from the site of disease. Many topical agents, such as the retinoids used in the treatment of acne, and methotrexate, used in the treatment of psoriasis, are systemically toxic. There is, therefore, a need for a method of enhancing the ability of such agents to penetrate the skin so that a lesser total dosage may be used, while at the same time their ability to move from the skin to the systemic circulation is retained.

Bioerodeable Hydrogels

Our scientists have developed a novel series of bioerodible hydrogels which have the potential to be utilized in a number of drug delivery applications as well as several non-pharmaceutical applications. Hydrogels are very large molecules with complex three-dimensional structures capable of storing either small molecule drugs or much larger peptide and protein therapeutics. These molecules are stored within the matrix of the hydrogel. Most hydrogels are not bioerodible, therefore they deliver their payload of drug by diffusion of these molecules through the interconnecting chambers of the hydrogel. Once all the drug has been delivered, non-bioerodible hydrogels remain in the body (unless surgically removed) as they cannot be broken down and eliminated. By comparison, our hydrogels possess bioerodible linking groups with well defined rates of degradation in biological systems, and so release their payload of drugs by both diffusion and erosion of the gel. By selecting linkers with appropriate degradation rates, much greater control of drug release rates can be achieved. Once the drug has been released, erosion of the hydrogel continues until no solid hydrogel remains, eliminating the need to use an additional procedure to remove the drug delivery device.
The hydrogel erodes to form much smaller water-soluble fractions which are readily eliminated from the body.

A number of possible drug delivery systems can be made using our bioerodible hydrogel technology, ranging from nanoparticles for intravenous administration, to larger devices which may be taken orally or implanted. A U.S. patent application has been filed.

Research Projects, Products and Products in Development


                        ACCESS DRUG PORTFOLIO
                                                                                 Clinical
       Compound               Originator      Indication          FDA Filing     Stage(1)
----------------------------  ---------  ----------------------  ------------   ----------
         Cancer
      ------------
Polymer Platinate (AP5280)     Access     Anti-tumor              Development    Pre-Clinical

OraRinse TM Amlexanox (2)      Takeda     Mucositis               IND            Phase II

    Topical Delivery
   -----------------
Amlexanox (3) (CHX-3673)       Takeda     Oral ulcers             FDA Approved   Completed

OraDisc TM  Amlexanox (6)
 Biodegradable  Polymer Disc   Takeda     Oral Ulcers             CTX (5)        Phase II/III

Residerm (R) A
 Zinc Compound (4)             Access     Enhancing drug          CTX (5)        Phase III
                                          penetration and
                                          retention in the
                                          skin (acne)

Amlexanox Cream (6)            Takeda     Atopic Dermatitis       Development    Pre-Clinical

Amlexanox Gel (6)              Takeda     Oral Lichen Planus      Development    Pre-Clinical

   Viral Diseases
   --------------
Anti viral compound (7)         NIH       HIV                     Development    Research

Anti viral compound             Access    HTLV type I and II
                                          infection               Development    Research


(1) For more information, see "Government Regulations" for description of clinical stages.

(2) Licensed from Block subject to milestone payments.

(3) Sold to Block. Subject to a Royalty Agreement. International rights (except Japan and Israel) licensed from Block subject to royalty and milestone payments.

(4) Licensed to Strakan.

(5) United Kingdom equivalent of an IND.

(6) Licensed from Block subject to royalty and milestone payments.

(7) Licensed from NIH subject to royalty and milestone payments.

We begin the product development effort by screening and formulating potential product candidates, selecting an optimal active and formulation approach and developing the processes and analytical methods. Pilot stability, toxicity and efficacy testing are conducted prior to advancing the product candidate into formal preclinical development. Specialized skills are required to produce these product candidates utilizing our technology. We have a core internal development capability with significant experience in these formulations.

Once the product candidate has been successfully screened in pilot testing, our scientists, together with external consultants, assist in designing and performing the necessary preclinical efficacy, pharmacokinetic and toxicology studies required for IND submission. External investigators and scaleup manufacturing facilities are selected in conjunction with our consultants. We do not plan to have an extensive clinical development organization as we plan to have this process conducted by a development partner.

With all of our product development candidates, we cannot assure you that the results of the in vitro or animal studies are or will be indicative of the results that will be obtained if and when these product candidates are tested in humans. We cannot assure you that any of these projects will be successfully completed or that regulatory approval of any product will be obtained.

We expended approximately $1,756,000, $2,433,000 and $1,405,000 on research and development during the years 1998, 1997 and 1996, respectively.

Patents

We believe that the value of technology both to us and to our potential corporate partners is established and enhanced by our broad intellectual property positions. Consequently, we have already been issued and seek to obtain additional U.S. and foreign patent protection for products under development and for new discoveries. Patent applications are filed with the U.S. Patent and Trademark Office and, when appropriate, with the Paris Convention's Patent Cooperation Treaty (PCT) Countries (most major countries in Western Europe and the Far East) for its inventions and prospective products.

One U.S. and two European patents have issued and one European patent is pending for the use of zinc as a pharmaceutical vehicle for enhancing the penetration and retention of drug in the skin. These patents cover the method of inducing a reservoir effect in skin and mucous membranes to enhance penetration and retention of topically applied therapeutic and cosmetic pharmacologically active agents. These patents also relate to topical treatment methods including such reservoir effect enhancers and to pharmaceutical compositions containing them.

We acquired the license to one U.S. and one European patent application for polymer platinum compounds through our acquisition of Tacora in 1998. This patent and application are the result of collaboration with The School of Pharmacy, University of London, from which the technology has been licensed. This patent and application includes a synthetic polymer, hydroxypropylmethacrylamide, that can be used to exploit enhanced permeability and retention and control drug release. This patent and application include a pharmaceutical composition for use in tumor treatment comprising polymer-platinum compound through linkages which are designed to be cleaved under selected conditions to yield a platinum which accumulates at a tumor site. This patent and application also include methods for improving the pharmaceutical properties of platinum compounds. Recently a provisional patent application has been filed to cover our specific compounds.

We, through our Tacora subsidiary, have six issued U.S. patents and one pending European patent application in condensed-phase microparticles.
These patents are licensed from the Mayo Clinic and were acquired by Access through the merger with Tacora in December 1997. This technology is based on the Smart Polymer Matrices of Secretory Granules from secretory cells such as the mast cell or goblet cell. The technology has the following properties to control the storage and release of molecules within the body:

- encapsulation of high concentration of small molecules, nucleotides and proteins;

- highly stable storage medium for a variety of naturally occurring biological molecules; and

- release of stored products in response to environments, external or internal signals to ensure correct location, timing and concentration of secreted products in the body.

We hold U.S. and European patents with broad composition of matter claims encompassing glycosaminoglycan, acidic saccharide, carbohydrate and other endothelial binding and targeting carriers in combination with drugs and diagnostic agents formulated by both physical and chemical covalent means. Nine patents have issued commencing in

1990, eight U.S. and one European, and an additional four patent applications are pending, one U.S. and three European.

These patents and applications relate to the in vivo medical uses of drugs and diagnostic carrier formulations which bind and cross endothelial and epithelial barriers at sites of disease, including but not limited to treatment and medical imaging of tumor, infarct, infection and inflammation. They further disclose the body's induction of endothelial, epithelial, tissue and blood adhesins, selectins, integrins, chemotaxins and cytotaxins at sites of disease as a mechanism for selective targeting, and they claim recognized usable carrier substances which selectively bind to these induced target determinants.

We also have one U.S. patent application for our bioerodeable hydrogel technology. A number of possible drug delivery systems can be made using the Access bioerodible hydrogel technology, ranging from nanoparticles for intravenous administration, to larger devices which may be taken orally or implanted.

Through our Virologix subsidiary, we have two patents licensed from the National Institute of Health, or NIH, and four additional U.S. patent applications for our viral disease technology for the prevention and treatment of viral diseases including HIV. The licensed patents compounds target a critical enzyme involved in viral infection and replication. The other patents include areas in HTLV type I and II infection, and other applications of the proprietary technology being used in the HIV therapeutic program.

Under our various license agreements with Block, we have the worldwide rights for the use of amlexanox for the treatment of mucositis in patients undergoing chemotherapy and radiation treatment for cancer and in AIDS patients, and the worldwide rights excluding Japan, the United States and Israel for the use of amlexanox for oral and dermatological use. Block has the rights to market any product developed for oral or dermatological use in the U.S. and Takeda Chemical Industries has the rights to market any product in Japan.

We have a strategy of maintaining an ongoing line of continuation applications for each major category of patentable carrier and delivery technology. By this approach, we are extending the intellectual property protection of our basic targeting technology and initial agents to cover additional specific carriers and agents, some of which are anticipated to carry the priority dates of the original applications.

Government Regulations

We are subject to extensive regulation by the federal government, principally by the FDA, and, to a lesser extent, by other federal and state agencies as well as comparable agencies in foreign countries where registration of products will be pursued. Although a number of our formulations incorporate extensively tested drug substances, because the resulting formulations make claims of enhanced efficacy and/or improved side effect profiles, they are expected to be classified as new drugs by the FDA.

The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern the testing, manufacturing, safety, labeling, storage, shipping and record keeping of our products. The FDA has the authority to approve or not approve new drug applications and inspect research and manufacturing records and facilities.

Among the requirements for drug approval and testing is that the prospective manufacturer's facilities and methods conform to the FDA's Code of Good Manufacturing Practices regulations, which establish the minimum requirements for methods to be used in, and the facilities or controls to be used during, the production process. Such facilities are subject to ongoing FDA inspection to insure compliance.

The steps required before a pharmaceutical product may be produced and marketed in the U.S. include preclinical tests, the filing of an IND with the FDA, which must become effective pursuant to FDA regulations before human clinical trials may commence, and the FDA approval of a NDA prior to commercial sale.

Preclinical tests are conducted in the laboratory, usually involving animals, to evaluate the safety and efficacy of the potential product. The results of preclinical tests are submitted as part of the IND application and are fully reviewed by the FDA prior to granting the sponsor permission to commence clinical trials in humans. Clinical trials typically involve a three-phase process. Phase I, the initial clinical evaluations, consists of administering the drug and testing for safety and tolerated dosages as well as preliminary evidence of efficacy in humans. Phase II involves a study to evaluate the effectiveness of the drug for a particular indication and to determine optimal dosage and dose interval and to identify possible adverse side effects and risks in a larger patient group. When a product is found effective in Phase II, it is then evaluated in Phase III clinical trials. Phase III trials consist of expanded multi-location testing for efficacy and safety to evaluate the overall benefit or risk index of the investigational drug in relationship to the disease treated. The results of preclinical and human clinical testing are submitted to the FDA in the form of an NDA for approval to commence commercial sales.

The process of doing the requisite testing, data collection, analysis and compilation of an IND and an NDA is labor intensive and costly and may take a protracted time period. In some cases, tests may have to be redone or new tests instituted to comply with FDA requests. Review by the FDA may also take a considerable time period and there is no guarantee that an NDA will be approved. Therefore, we cannot estimate with any certainty the length of the approval cycle.

We are also governed by other federal, state and local laws of general applicability, such as laws regulating working conditions, employment practices, as well as environmental protection.

Competition

The pharmaceutical and biotechnology industry is characterized by intense competition, rapid product development and technological change.
Competition is intense among manufacturers of prescription pharmaceuticals and other product areas where we may develop and market products in the future. Most of our potential competitors are large, well established pharmaceutical, chemical or healthcare companies with considerably greater financial, marketing, sales and technical resources than are available to us. Additionally, many of our potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our product lines. Our potential products could be rendered obsolete or made uneconomical by the development of new products to treat the conditions to be addressed by our developments, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our potential competitors.
Our business, financial condition and results of operation could be materially adversely affected by any one or more of such developments. We cannot assure you that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or with the assistance of major health care companies in areas where we are developing product candidates. We are aware of certain development projects for products to treat or prevent certain diseases targeted by us; the existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed by us.

We believe that the principal current competitors to our polymer targeting technology fall into two categories: monoclonal antibodies and liposomes. We believe that our technology potentially represents a significant advance over these older technologies because our technology provides a system with a favorable pharmacokinetic profile which has been shown to effectively bind and cross neovascular barriers and to penetrate the major classes of deep tissue and organ disease, which remain partially inaccessible to other technologies.

A number of companies are developing or may in the future engage in the development of products competitive with the Access delivery system.
Currently, liposomal formulations being developed by Nexstar, The
Liposome Company and Sequus Pharmaceuticals, a subsidiary of Alza
Corporation, are the major competing intravenous drug delivery formulations which deliver similar drug substances. A number of companies are developing or evaluating enhanced drug delivery systems. We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as various alternative delivery system technologies achieve similar, if not identical, advantages.

Products developed from the Residerm (R) technology will compete for a share of the existing market with numerous products which have become standard treatments recommended or prescribed by dermatologists. Residerm A, which is the first product being developed utilizing the Residerm (R) technology, would compete with products including Benzamycin, marketed by a subsidiary of Rhone-Poulenc Rorer; Cleocin-T and a generic topical clindamycin, marketed by Pharmacia & Upjohn; Benzac, marketed by a subsidiary of L'Oreal; and Triaz, marketed by Medicis Pharmaceutical Corp.

Even if our products are fully developed and receive required regulatory approval, of which there can be no assurance, we believe that our products can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area. Consequently, we do not currently plan to establish an internal marketing organization. By forming strategic alliances with major and regional pharmaceutical companies, management believes that our development risks should be minimized and that the technology potentially could be more rapidly developed and successfully introduced into the marketplace.

Employees

As of January 24, 2000, we had 13 full time employees, five of whom have advanced scientific degrees. We believe that we maintain good relations with our personnel. In addition, to complement our internal expertise, we have contracts with scientific consultants, contract research organizations and university research laboratories that specialize in various aspects of drug development including toxicology, sterility testing and preclinical testing.

Properties

We maintain one facility of approximately 9,100 square feet for administrative offices and laboratories in Dallas, Texas. We have a lease agreement for the facility, which terminates in November 2002. However, we have an option for early termination. Adjacent space is available for expansion which we believe would accommodate growth for the foreseeable future.

Legal Proceedings

We are not a party to any material legal proceedings.

                              MANAGEMENT

Executive Officers and Directors

Our directors and executive officers are as follows:

          Name                Age            Title
--------------------------   ----   ---------------------

Herbert H. McDade, Jr.        72    Chairman of the Board of Directors

Kerry P. Gray                 46    President, Chief Executive Officer,
                                    Director

J. Michael Flinn              66    Director

Stephen B. Howell. M.D.       55    Director

Max Link, Ph.D.               59    Director

Howard P. Milstein            48    Director

Richard B. Stone              57    Director

Preston Tsao                  54    Director

David P. Nowotnik, Ph.D.      50    Vice President Research &
                                    Development

Stephen B. Thompson           46    Chief Financial Officer, Treasurer


Business and Experience of Directors and Executive Officers

Our board of directors is divided into three classes. Members of each class serve a term of three years until the respective annual meeting of stockholders and election and qualification of their successors. Dr. Link and Mr. Milstein are members of the Class 1 directors with their terms set to expire upon the annual meeting of stockholders in 2002. Dr. Howell and Messrs. Stone and Tsao are Class 2 directors with their terms set to expire upon the annual meeting of stockholders in 2000. Messrs. Gray, McDade and Flinn are Class 3 directors with their terms set to expire upon the annual meeting of stockholders in 2001. Each of our officers is selected by the board of directors for a term of one year. There is no family relationship among any of the directors or executive officers.

Until August 1, 2001, Sunrise Securities Corporation, or Sunrise, has the right to designate one individual for election to our board of directors and, if Sunrise exercises such right, we are required to use our best efforts to cause their nominee to be elected. In addition, if Sunrise does not exercise their right, we shall permit a representative of Sunrise to attend and observe all board of directors meetings. Messrs. Stone and Tsao are directors of Sunrise. For more information, see "Certain Relationships and Related Transactions."

Mr. Herbert H. McDade, Jr. was elected to be one of our directors in January 1988, and presently is Chairman of the board of directors. In February 1989, he was elected Vice-Chairman of the board of directors and our Chief Executive Officer. In June 1989, he was elected Chairman of the board of directors and Treasurer in addition to his responsibilities as Chief Executive Officer, and from 1990 to January 1996 he was our President. Mr. McDade served in such capacities until January 25, 1996. He is also a member of the Audit & Finance Committee and Compensation Committee of the board of directors. He is currently President and Chief Executive Officer of the Thoma Corporation, a closely-held health care consulting company. In addition, he also serves on the boards of CytRx Corporation, Shaman Pharmaceuticals, Inc., Discovery Laboratories, Inc. and Cell Path, Inc. From 1986 to 1987 he served as Chairman of the board of directors and President of Armour Pharmaceutical Co., a wholly-owned subsidiary of Rorer Group, Inc. Prior to 1986 he served for approximately 13 years in various executive positions at Revlon, Inc., including from 1979 to 1986, as President of the International Division of the Revlon Health Care Group. He was also previously associated for twenty years in various executive capacities with The Upjohn Company. From January 1989 to July 1995 he served on the board of Access

Pharmaceuticals, Inc. of Texas.

Mr. Kerry P. Gray has been our President and a Chief Executive Officer and a director since January 25, 1996. Prior to such time, from June 1993, Mr. Gray served as President and Chief Executive Officer of Access Pharmaceuticals, Inc. of Texas. Previously, Mr. Gray served as Vice President and Chief Financial Officer of PharmaSciences, Inc., a company he co-founded to acquire technologies in the drug delivery area. From May 1990 to August 1991, Mr. Gray was Senior Vice President, Americas, Australia and New
Zealand of Rhone-Poulenc Rorer, Inc. Prior to the Rorer/Rhone Poulenc merger, he had been Area Vice President Americas of Rorer International Pharmaceuticals. Previously, from January 1986 to May 1988, he was Vice President, Finance of Rorer International Pharmaceuticals, having served in that same capacity for the Revlon Health Care Group of companies before their acquisition by Rorer Group. Between 1975 and 1985, he held various senior financial positions in Revlon Health Care Group. Mr. Gray's experience in the pharmaceutical industry totals 25 years.

Mr. J. Michael Flinn has served as one of our directors since 1983. Mr.
Flinn is also a member of the Audit & Finance Committee of the board of directors. Since 1970, he has been an investment counselor. Currently he is a consultant to the Operations Group of United Asset Management. Previously from 1970 to 1996 he was a principal with the investment counseling firm of Sirach Capital Management, Inc. He assisted in the management of pension, profit sharing, individual, corporate and foundation accounts totaling over $6.5 billion. He serves as a board member of Oridigm Corporation, Lonesome Dove Petroleum and Carroll College.

Max Link, Ph.D. has been one of our directors since June 1996. Dr. Link is also a member of the Compensation and Audit & Finance Committees of the board of directors. He has held a number of executive positions with pharmaceutical and health care companies. Most recently, he served as Chief Executive Officer of Corange Limited, from May 1993 until June 1994. Prior to joining Corange, Dr. Link served in a number of positions with Sandoz Pharma Ltd., including Chief Executive Officer, from 1987 until April 1992, and Chairman, from April 1992 until May 1993. Dr. Link currently serves on the board of directors of eight other publicly-traded life science companies: Alexion Pharmaceuticals, Inc., Cell Therapeutics, Inc., CytRx Corporation, Discovery Laboratories, Inc., Human Genome Sciences, Inc., Procept, Inc., Protein Design Labs, Inc. and Sulges Medica, Ltd. Dr. Link received his Ph.D. in Economics from the University of St. Gallen in 1970.

Stephen B. Howell, M.D. has served as one of our directors since November 4, 1996. Dr. Howell is also a member of the Compensation Committee. Dr. Howell is a medical oncologist who is a Professor of Medicine at the University of California, San Diego, and a leader of the Cancer Pharmacology Program of the UCSD Cancer Center. Dr. Howell also directs the Laboratory of Pharmacology and the Clayton Foundation Drug Resistance Laboratory at the UCSD Cancer Center. Amongst other awards and honors, Professor Howell is a recipient of the Milken Family Medical Foundation for Outstanding Work in the Field of Cancer Research, and has been listed in The Best Doctors in America since 1990. Acknowledged as a leading world expert in the field of cancer therapeutics, Professor Howell has published over 280 journal articles, and serves on the editorial boards of numerous medical journals.

Mr. Howard P. Milstein was appointed as a director at the October 22, 1999 board meeting. Mr. Milstein is a Managing Partner of Milstein Properties, an investment builder active in both residential and commercial development primarily in New York City and a Managing Partner of Milstein Ventures.
Mr. Milstein is Co-Chairman of the Emigrant Savings Bank and chairs
Douglas Elliman-Beitler, a national commercial leasing and management company. As Chairman of Milford Hotel Corp., Mr. Milstein owns and operates hotels in New York. Mr. Milstein chairs the family communication activities, including cable and telephone activities and The Milford Advertising Agency. Mr. Milstein has a BA from Cornell University and a
JD and MBA from Harvard University.

Mr. Richard B. Stone was appointed as a director at the October 22, 1999 board meeting. Mr. Stone is a Managing Director of Sunrise Securities Corp., an investment bank specializing in the life science and communications industries. Since 1974 Mr. Stone has been the Wilbur H. Friedman Professor of Tax Law at Columbia University where his responsibilities include teaching Federal Income Tax, Partnership Tax, Real Estate Tax and Business Planning. A graduate of Harvard College and
Harvard Law School Mr. Stone served four years as Assistant Solicitor General of the United States.

Mr. Preston Tsao was appointed as a director at the October 22, 1999 board meeting. From January 1, 1995 through the date of this prospectus, Mr. Tsao has been Managing Director for Corporate Finance of Sunrise Securities Corp., an investment bank specializing in the life science and communications industries. From 1993 to 1994, Mr. Tsao was Managing Director of D. Blech & Company, Inc., a venture capital and investment bank specializing in the biotech industry. Mr. Tsao received his BA at Princeton and a JD degree from Columbia University Law School.

David P. Nowotnik, Ph.D. has been Vice President Research and
Development since November 1998. Prior to joining

Access, Dr. Nowotnik had been with Guilford Pharmaceuticals, Inc. from
1994 until 1998 in the position of Senior Director, Product Development and was responsible for a team of scientists developing polymeric controlled-release drug delivery systems. From 1988 to 1994 he was with Bristol-Myers Squibb researching and developing technetium radiopharmaceuticals and MRI contrast agents. From 1977 to 1988 he was with Amersham International leading the project which resulted in the discovery and development of Ceretec.

Mr. Stephen B. Thompson has been our Chief Financial Officer since
January 25, 1996. Previously, from 1990 to 1996, he was Controller and Administration Manager of Access Pharmaceuticals, Inc.. From 1989 to
1990, he was Controller of Robert E. Woolley, Inc. a hotel real estate company where he was responsible for accounting, finances and investor relations. Previously, from 1985 to 1989, he was Controller of OKC Limited Partnership, an oil and gas company where he was responsible for accounting, finances and SEC reporting. Between 1975 and 1985 he held various accounting and finance positions with Santa Fe International Corporation.

Compliance with Section 16(a) of the Securities Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers and 10% holders are required by SEC regulation to furnish us with copies of all of the
Section 16(a) reports they file.

Based solely on a review of reports furnished to us or written representatives from our directors and executive officers during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% holders for such year were complied with.

Director Compensation

Each director who is not also our employee receives a quarterly fee of $1,250, plus $1,000 for each board meeting which he attends and $500 for each committee meeting he attends as member of the Audit and Finance and/or Compensation Committees. Each committee Chairman also receives
$250 for each meeting he attends. In addition, we reimbursed each director, whether an employee or not, the expenses of attending board and committee meetings. Each non-employee director will also be entitled to receive stock options to purchase 5,000 shares of our common stock on the date of each annual meeting of stockholders and 20,000 shares of common stock when he/she is first appointed as a director.

                         EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation paid to our CEO and each of our executive officers whose aggregate salary and bonus exceeded $100,000 for services rendered in all capacities for the years ended December 31, 1998, 1997 and 1996

                          Summary Compensation Table

                                                         Long-term
                             Annual Compensation        Compensation
                            ---------------------         Awards               All
      Name and                                      Securities Underlying     Other
  Principal Position      Year    Salary     Bonus       Options (#)          Compens.
----------------------   -----  ---------  --------  -------------------  -------------
Kerry P. Gray
President and CEO (1)     1998   $236,497   $     0       160,000           $ 1,200 (2)
                          1997    221,025         0             0               573 (2)
                          1996    201,250         0        10,000             2,616 (2)

W. Eric Bowditch
Vice President
Business Development (3)  1998   $103,565   $     0             0           $     0
                          1997    135,243    11,271         1,500            27,671 (4)
                          1996     69,360         0         3,500                 0

(1) Mr. Gray, President and CEO, became an officer on January 25, 1996. Prior to our merger with Access Pharmaceuticals, Inc., he held the same position at Access Pharmaceuticals, Inc.

(2) We paid Mr. Gray for certain expenses in the amount of $1,200 for life insurance in 1998, $573 for long-term disability in 1997, and in the aggregate amount of $2,616 for life insurance and long-term disability in 1996.

(3) Mr. Bowditch was Vice President Business Development between June 21, 1996 and September 25, 1998.

(4) We paid Mr. Bowditch for reimbursement of moving expenses, selling and purchasing housing costs in the aggregate of $27,671 in 1997.

Options Grants in 1998

                 Individual Option Grants In Last Fiscal Year

                          Percent of                                Potential Realizable
                   Number of    Total Options                         Value at Assumed
                   Securities     Granted to                         Annual Rates of
                   Underlying    Employees in   Exercise  Expiration Stock Appreciation
       Name          Options     Fiscal Year      Price      Date    For Option Term (2)
-----------------   ---------   ------------   ---------  ----------  ------------------
                                                                         5%      10%
                                                                      -------- --------
Kerry P. Gray (1)    160,000         52%          $3.00     06/18/08   $302,000 $765,000


(1) Mr. Gray had 100,000 options vest on the grant date and they are exercisable. The remaining 60,000 options vest 2.083% monthly after twelve months from the grant date and are cumulatively exercisable 48 months after the grant date.

(2) Potential realizable value is based on the assumption that the price per share of our common stock appreciates at the assumed annual rate of stock appreciation for the option term. There is no assurance that the assumed 5% and 10% annual rates of appreciation (compounded annually) will actually be realized over the term of the option. The assumed 5% and 10% annual rates are set forth in accordance with the rules and regulations adopted by the Securities and Exchange Commission and do not represent our estimate of stock price appreciation.

Option Exercises and Year-End Value Table

This table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1998. Also reported are the values of "in-the-money" stock options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of our common stock.


             Aggregated Option Exercises In Last Fiscal Year
                  And Fiscal Year-End Option Values

                                          Number of Securities       Value of Unexercised In-
                 Number of            Underlying Unexercised Options The-Money Options ($) (1)
                  Shares
                 Acquired       Value          Exercisable/           Exercisable/
     Name       On Exercise  Realized ($)      Unexercisable         Unexercisable
--------------  -----------  ------------    ------------------    ----------------
Kerry P. Gray          -             -        100,000 / 60,000          $0 / $0


(1) Amounts disclosed in these columns do not reflect amounts actually received by the named executive officers but are calculated based on the difference between fair market value of our common stock at the end of 1998, as determined by the closing price of the stock on the OTC Bulletin Board, less the exercise price payable for such shares, in accordance with the rules and regulations adopted by the Securities and Exchange Commission.

On June 18, 1998, in connection with our recapitalization, all stock options granted under the 1995 Stock Option Plan were cancelled and new stock options were issued to directors, employees and consultants at an exercise price of $3.00 per share.

Compensation Pursuant to Agreements and Plans

Employment Agreements

We are party to an employment agreement with Kerry P. Gray which expires March 31, 2001 and thereafter may be automatically renewed for successive one-year periods. Under this agreement, Mr. Gray is currently entitled to receive an annual base salary of $260,000 subject to adjustment by the board of directors. Mr. Gray is eligible to participate in all of our employee benefit programs available to executives. Mr. Gray is also eligible to receive:

- a bonus payable in cash and common stock related to the attainment of reasonable performance goals specified by the board of directors;

- stock options at the discretion of the board of directors;

- long-term disability insurance to provide compensation equal to at least 60% of his annual base salary; and

- term life insurance coverage of $400,000.

Mr. Gray is entitled to certain severance benefits in the event that we terminate his employment without cause or that Mr. Gray terminates his employment following a change of control. In the event that we terminate the employment agreement for any reason, other than for cause, Mr. Gray would receive the salary due for the remaining term of the agreement or 18 months, whichever is longer. We will also continue benefits for such period. In the event that Mr. Gray's employment is terminated within six months following a change in control or by Mr. Gray upon the occurrence of certain events following a change in control, Mr. Gray would receive two years salary and his target bonus. We will also continue payment of benefits for such period. The employment agreement contains a covenant not to compete with us for up to 18 months following the termination date. In the employment agreement, the term change of control is defined to mean when:

- persons who were Directors of the Company on April 1, 1998 no longer constitute a majority of the Board of Directors of the Company, or

- a person or group "beneficially owns" in the aggregate 50% or more of the outstanding shares of capital stock entitled to vote generally in the election of the Board of Directors, or

- there occurs a sale of all or substantially all of the business and/or assets of the Company.


             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Herbert H. McDade, Jr. In consideration for the termination of his employment with the pre-merger Access, Mr. McDade and Access entered into an agreement on October 4, 1995, pursuant to which, among other things:

- Mr. McDade became a consultant to Access, providing consulting services to Access at least four days each month;

- Mr. McDade is paid a base of $1,500 per day of consulting; and

- the period for exercise of all options owned by Mr. McDade was extended from three months after the termination of his employment with Access to the expiration of the option.

During 1998, 1997 and 1996, Thoma Corporation, of which Mr. McDade is a principal, was paid an aggregate amount of $204,000 in consulting fees.

Richard B. Stone.  Mr. Stone is a managing director of Sunrise Securities
Corp., which acted as a placement agent in the 1998 private placement of our common stock and is acting as placement agent in our current 1999 offering.
Mr. Stone received 109,904 shares of our common stock and warrants to purchase 98,474 shares of our common stock at $3.00 per share in our 1998 private placements. Mr. Stone received 101,225 shares of our common stock and warrants to purchase 165,722 shares of our common stock at $2.00 per share in our 1999 private placements. Until August 1, 2001, Sunrise has the right to designate one individual for election to our board of directors and, if Sunrise exercises such right, we are required to use our best efforts to cause their nominee to be elected. In addition, if Sunrise does not exercise their right, we shall permit a representative of Sunrise to attend and observe all board of directors meetings.

Preston Tsao. Mr. Tsao is Managing Director for Corporate Finance of Sunrise Securities Corp., which acted as a placement agent in the 1998 private placement of our common stock and is acting as placement agent in our current 1999 offering. Mr. Tsao received warrants to purchase 11,015 shares of our common stock at $3.00 per share in our 1998 private placements. Until August 1, 2001, Sunrise has the right to designate one individual for election to our board of directors and, if Sunrise exercises their right, we are required to use our best efforts to cause their nominee to be elected. In addition, if Sunrise does not exercise their right, we shall permit a representative of Sunrise to attend and observe all board of directors meetings.

Stephen B. Howell, MD. Dr. Howell, one of our directors, also serves as a scientific consultant. The consulting agreement provides for a minimum of two days consulting per month at a rate of $5,000 per month plus expenses. Dr. Howell has also received warrants to purchase 30,000 shares of our common stock at $3.00 per share that can be exercised until January 1, 2003.

                      DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 20,000,000 shares of our common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share, which may be issued in one or more series.

On June 18, 1998, in conjunction with the first closing of a private placement, we effected a recapitalization through a one-for-twenty reverse stock split of our common stock, $0.04 par value per share, which decreased the number of authorized shares of our common stock from 60.0 million, at $0.04 par value per share, to 20.0 million shares, $0.01 par value per share, and decreased the authorized shares of preferred stock of the Company from
10.0 million to 2.0 million. This recapitalization decreased the number of outstanding shares of our common stock from approximately 41.5 million to
2.1 million.

Common Stock

As of January 24, 2000, there were 6,089,763 shares of our common stock outstanding and held of record by approximately 5,200 stockholders.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors. This means that in the voting at our annual meeting, each stockholder or his proxy, may multiply the number of his shares by the number of directors to be elected then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any preferential dividend rights for our outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any of our outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and the shares offered by the Selling Stockholders in this offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future.

Preferred Stock

Our Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 2,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control. We have no present plans to issue any shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company, New York, New York.

Delaware Law and Certain Charter and By-Law Provisions

Certain anti-takeover provisions.

We are subject to the provisions of Section 203 of the General Corporation
Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder," for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock. The statute contains provisions enabling a corporation to avoid the statute's restrictions if the stockholders holding a majority of the corporation's voting stock approve an amendment to our Certificate of Incorporation or Bylaws.

Our Certificate of Incorporation provides that our directors shall be divided into three classes, with the terms of each class to expire on different years.

In addition, our Certificate of Incorporation, in order to combat "greenmail," provides in general that any direct or indirect purchase by us of any of our voting stock or rights to acquire voting stock known to be beneficially owned by any person or group which holds more than five percent of a class of our voting stock and which has owned the securities being purchased for less than two years must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of voting stock, subject to certain exceptions. The prohibition of "greenmail" may tend to discourage or foreclose certain acquisitions of our securities which might temporarily increase the price of our securities. Discouraging the acquisition of a large block of our securities by an outside party may also have a potential negative effect on takeovers. Parties seeking control of us through large acquisitions of its securities will not be able to resort to "greenmail" should their bid fail, thus making such a bid less attractive to persons seeking to initiate a takeover effort.

Elimination of Monetary Liability for Officers and Directors

Our Certificate of Incorporation incorporates certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director's duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director's duty of care. Moreover, these provisions do not apply to claims against a Director for violations of certain laws, including certain federal securities laws. Our Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Indemnification of Officers and Directors

Our Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to the Company the following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 24, 2000 by (i) each person who is known by the Company to beneficially own more than five percent of our common stock; (ii) each director of the Company; (iii) each of the executive officers; and (iv) all executive officers and directors as a group. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.


                      Common Stock Beneficially Owned

            Name                         Number of Shares (1)     % of Class
---------------------------------------  --------------------   --------------
Herbert H. McDade. Jr. (2)                     71,707                 1.2%
Kerry P. Gray (3)                             293,040                 4.6%
J. Michael Flinn (4)                           30,975                   *
Stephen B. Howell (5)                          64,082                 1.0%
Max Link (6)                                   22,000                   *
Howard P. Milstein (7)                        750,140                12.3%
Richard B. Stone (8)                          660,205                10.6%
Preston Tsao (9)                               26,325                   *
David P. Nowotnik (10)                         20,828                   *
Stephen B. Thompson (11)                       10,351                   *
David F. Ranney (12)                          457,380                 7.5%
All Directors and Executive Officers
as a group (consisting of 10 persons)       1,949,653                29.1%

* Less than 1%

(1) Includes our common stock held plus all options and warrants exercisable within 60 days after January 24, 2000. Unless otherwise indicated, the persons listed have sole voting and investment powers with respect to all such shares.

(2) Including presently exercisable options for the purchase of 12,000 shares of our common stock and 7,591 exercisable SARs pursuant to the 1987 Stock Option Plan and presently exercisable options for the purchase of 25,000 shares of our common stock pursuant to the 1995 Stock Option Plan. Also includes 1,000 shares of our common stock owned by Thoma Corporation of which Mr. McDade is the beneficial owner.

(3) Including presently exercisable options for the purchase of 225,000 shares of our common stock pursuant to the 1995 Stock Option Plan.

(4) Including presently exercisable options for the purchase of 22,500 shares of our common stock pursuant to the 1995 Stock Option Plan.

(5) Including presently exercisable options for the purchase of 750 and 21,332 shares of our common stock pursuant to the 1987 Stock Option Plan and 1995 Stock Option Plan, respectively and warrants to purchase 30,000 shares of our common stock at an exercise price of $3.00 per share.

(6) Including presently exercisable options for the purchase of 20,000 shares of our common stock pursuant to the 1995 Stock Option Plan.

(7) Mr. Howard P. Milstein, c/o Douglas Elliman, 575 Madison Avenue,
New York, NY 10022, beneficially owns 738,588 shares of our common stock and has warrants to purchase 11,552 shares of our common stock at $12.98 per share with expiration of April 30, 2002, is known to be the beneficial owner of more than five percent of our common stock. The information set forth in this footnote is based on a Schedule 13D filed by Mr. Milstein on October 5, 1999.

(8) Mr. Richard B. Stone, 44 West 77th Street, New York, New York,
10024, owns 490,740 shares of our common stock and has warrants to purchase 98,473 shares of our common stock at $3.00 per share with expiration dates between April 1 and July 20, 2004 and has warrants to purchase 70,992 shares of our common stock at $2.00 per share with an expiration date of July 20, 2004. Mr Stone is known to be the beneficial owner of more than five percent of our common stock. The information set forth in this footnote is based on a Schedule 13D filed by Mr. Stone on November 2, 1999 and from our shareholder records.

(9) Including presently exercisable warrants for the purchase of 11,015 shares of our common stock at $3.00 per share with expiration dates between April
1 and July 30, 2003 and presently exercisable warrants for the purchase of 15,310 shares of our common stock at $2.00 per share with an expiration date of July 20, 2004.

10) Including presently exercisable options for the purchase of 20,828 shares of our common stock pursuant to the 1995 Stock Option Plan.

(11) Including presently exercisable options for the purchase of 8,328 shares of our common stock pursuant to the 1995 Stock Option Plan.

(12) Dr. David F. Ranney, 3539 Courtdale Drive, Dallas, Texas, 75234 is known to be the beneficial owner of more than five percent of our common stock.

                             SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 24, 2000 and as adjusted to reflect the sale of our common stock offered hereby, by each of the Selling Stockholders.

Except as indicated below, none of the Selling Stockholders has had any position, office or other material relationship within the past three years with us or our affiliates. In addition, except as provided herein, we believe, based on information provided to us by the Selling Shareholders, that each Selling Stockholder has sole voting and investment power with respect to the shares beneficially owned. For more information regarding the shares offered, see
"Plan of Distribution" below.


                                       Shares                 Shares to be
                                     Beneficially              Beneficially
                                     Owned Prior     Shares    Owned After
    Name of Selling Stockholder      to Offering     Offered     Offering
-----------------------------------  ------------  ----------  ------------
Gary & Barbara Allie                      4,158         4,158           -
Alfred J. Anzalone Family
   Limited Partnership                   51,232 (1)    12,476       1,732 (2)
Alvin H. Einbender Revocable Trust       50,000        50,000           -
Amore Perpetuo, Trust                    51,232 (1)     8,317       1,732 (2)
Anzalone 1995 Trust                      51,232 (1)    20,794       1,732 (2)
Anzalone Family Limited Partnership-
   dated 12/30/93                        51,232 (1)     7,913       1,732 (2)
David P. & Meredith C. Ash              142,610 (1)    84,524      58,086 (2)
David Bartash                            21,666 (1)    21,666 (1)       -
Benjamin J. Jesselson Trust             150,000        75,000           -
Ari Blech                                13,500        13,500           -
Benjamin Blech                           25,500        25,500           -
Harry Blumenthal                         33,317         8,317      25,000
Douglas C. Carroll                        1,039         1,039           -
James Carson                              4,158         4,158           -
Central Yeshiva Beth Joseph             173,598 (1)     6,931     166,667 (1)
Chelsey Capital                           1,039         1,039           -
Frank Chiarulli                           1,039         1,039           -
Peter & Nancy Chidyllo                    6,430 (1)     5,275       1,155 (2)
Judson Cooper                           137,183       125,631           -
Charles J. Corbin (deceased)
   Estate of Charles Corbin
   Sandy Kay Yanes Administrator          1,039         1,039           -
Curran Partners LP                      100,000       100,000           -
Dalton Kent Securities Group Inc.         4,000 (2)     4,000 (2)       -
De Gucht Eduard                          50,000        50,000           -
Richard H. Dolan & Marilyn D. Go         67,500        30,000           -
Dr. Daniel Fish                           6,238         6,238           -
Howard E. Freidman                       12,000        12,000           -
John Gallagher                           10,491 (1)    10,491 (1)       -
Genevieve Go                             67,500        15,000           -
Kenneth D. Gold, MD                         519           519           -
Herbert L. & Marlene C. Goldblatt           519           519           -
Gross Foundation                        215,392 (1)   127,725      87,667 (1)
William W. Hall                          49,675        49,675           -
Gabriel B. & Ellen G. Herman                519           519           -
Jerry Heymann                            28,664         8,664      20,000
Thomas Hudak                             96,162 (1)    27,186      68,976 (1)
Marc Hurwitz                              8,317         8,317           -
Eli Jacobson                             42,545        25,545      17,000

                                  38


Michael G. Jesselson                    150,000        75,000           -
David Kaufman                            11,552        11,552           -
Gary Kaufman                              1,039         1,039           -
Eugene J. Keilen and Joanne Witty        50,000        50,000           -
Thomas Lanier                               415           415           -
Lisa Low as Custodian for Chantal Low   287,442 (1)   100,000      96,949 (1)
Nathan Low                              287,442 (1)    36,823      96,949 (1)
Nathan A. Low Roth IRA                  287,442 (1)    53,670 (2)  96,949 (1)
Donald J. McCarren                       13,282         3,181      10,101
David J. McCooey                          1,039         1,039           -
Jeffrey Markowitz                         1,039         1,039           -
Gary Mendel                              12,158         4,158       8,000
Maryann Michelizzi                        3,465         3,465           -
Dwight Miller                             5,000 (2)     5,000 (2)       -
Larry Miller                            125,000       125,000           -
Albert Milstein                           1,039         1,039           -
Howard P. Milstein                      750,140 (1)   571,922     178,218 (1)
Denis J. Nayden                          91,619 (1)    24,953      66,666 (1)
Steven Oliveira                          90,974        90,974           -
Barton & Alice Peck                       1,039         1,039           -
Robert R. Praschil, Jr.                   1,039         1,039           -
Prism Ventures                          262,814        11,552           -
Yaron Z. Reich                           29,158        29,158           -
Robert Rickel                             9,010         9,010           -
David Rozen                              38,317         8,317      30,000
Joshua D. Schein                        137,183       125,631           -
Schlam, Stone, Dolan, FBO Richard Dolan  67,500        22,500           -
Lee Schlesinger                          25,000        25,000           -
Jane Shoup                               25,316         4,158      17,000
Marc Seelenfreund                         6,250 (2)     6,250 (2)       -
Stefan Shoup                             25,316         4,158      17,000
Martin Sirotkin                           8,317         8,317           -
Paul Sirotkin                             8,317         8,317           -
Beverly Smith                             3,465         3,465           -
Howard L. Spitz                             623           623           -
Glen S. Stanley                           1,039         1,039           -
Joseph L. Stanley                         2,078         1,039           -
Rita M. Stanley                           2,078         1,039           -
Stuart G. Stanley                         1,039         1,039           -
David Stone                              80,528        13,862      66,666
Richard B. Stone                        660,205 (1)   438,328 (1) 281,211 (1)
Hidshiro Takahashi                       20,794        20,794           -
William Teate                             7,079         2,079       5,000
Preston Tsao                             23,325 (2)    15,310 (2)  11,015 (2)
Charles S. Whitman III                   12,500        12,500           -
Winston IPO Investments                   8,317         8,317           -
Wolfe Axelrod Associates                100,000 (2)   100,000 (2)       -
Hersz Zukier                              3,119         3,119           -


(1) These share amounts include shares issuable upon exercise of warrants.

(2) These share amounts represent shares issuable upon exercise of warrants.


                            PLAN OF DISTRIBUTION

The Selling Stockholders may sell or distribute the Shares directly to purchasers as principals or through one or more underwriters, brokers, dealers or agents as follows:

- from time to time in one or more transactions, which may involve crosses or block transactions;

- on any exchange or in the over-the-counter market;

- in transactions otherwise than in the over-the-counter market; or

- through the writing of options, whether such options are listed on an options exchange or otherwise, on, or settlement of short sales of, the Shares.

Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices in each case as determined by the Selling Stockholder or by agreement between the Selling Stockholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Stockholders effect such transactions by selling Shares to or through underwriters, brokers, dealers or agents, the Selling Stockholders may compensate these underwriters, brokers, dealers or agents in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of securities for whom they may act as agent. These compensatory discounts, concessions or commissions may be in excess of those customary in the types of transactions involved as to particular underwriters, brokers, dealers or agents. The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any of these underwriters, brokers, dealers or agents may constitute underwriting discounts and commissions under the Securities Act of 1933.

Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder, estimated at $30,000, other than commissions, fees and discounts of underwriters, brokers, dealers and agents. Those commissions, fees and discounts, if any, will be borne by the Selling Stockholder. We have agreed to indemnify the Selling Stockholders and any underwriters against certain liabilities under the Securities Act. We will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.

Certain of the underwriters, dealers, brokers or agents may have other business relationships with us and our affiliates in the ordinary course.

                               LEGAL MATTERS

The validity of our common stock to be sold in this offering is being passed upon for us by Bingham Dana LLP 150 Federal Street, Boston,
Massachusetts 02110. Justin P. Morreale, David L. Engel and John J. Concannon, III, partners of Bingham Dana LLP, beneficially own an aggregate of 24,999 shares and 24,999 warrants to purchase shares of our common stock.

                                  EXPERTS

Our consolidated financial statements, as of December 31, 1998 and for the year ended December 31, 1998 that appear in this prospectus and registration statement have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement and are included in reliance upon such report given the authority of said firm as experts in accounting and auditing.

Grant Thornton LLP's independent auditors' report on the consolidated financial statements of Access Pharmaceuticals Inc. and subsidiary as of and for the year ended December 31, 1998, contained a separate paragraph stating that "the Company has suffered recurring losses from operations and has incurred negative cash flows since inception. These matters raise substantial doubt about its ability to continue as a going concern. Management's plan's in regard to these matters are also described in Note
11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

Our consolidated financial statements, as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997 appearing in this prospectus and registration statement have been audited by KPMG LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement and are included in reliance upon such report given the authority of said firm as experts in accounting and auditing.

KPMG LLP's independent auditor's report on the consolidated financial statements of Access Pharmaceuticals, Inc. and our subsidiary as of and for the years ended December 31, 1997 and 1996, contained a separate paragraph stating that "the Company has suffered recurring losses from operations and has a net capital deficiency, that raise substatnial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

KPMG LLP was previously our principal accountants. On October 22, 1998, that firm resigned. The decision to change accountants was not recommended by the audit committee of the board of directors.

In connection with the audits of the two fiscal years ended December 31, 1997, and the subsequent interim period through October 22, 1998, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

Effective December 15, 1998, we engaged Grant Thornton LLP, independent certified public accountants, as our principal accountants.

The cumulative statements of operations, stockholders' equity (deficit) and cash flows for the period February 24, 1988 (inception) to December 31, 1994 appearing in this prospectus and registration statement have been audited by Smith, Anglin & Co., independent certified Public Accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement and are included in reliance upon such report given the authority of said firm as experts in accounting and auditing.

                     INDEX TO FINANCIAL STATEMENTS


Report of Independent Certified Public Accountants - Grant Thornton LLP   F-2

Report of Independent Certified Public Accountants - KPMG LLP             F-3

Report of Independent Certified Public Accountants -  Smith, Anglin and
Company                                                                   F-4

Consolidated Balance Sheets at December 31, 1998 and 1997                 F-5

Consolidated Statements of Operations for the three years ended December
31, 1998 and the period from February 24, 1988 (Inception) to
December 31, 1998                                                         F-6

Consolidated Statements of Stockholders' Equity (Deficit) for the period
from February 24, 1988 (Inception) to December 31, 1998                   F-7

Consolidated Statements of Cash Flows for the three years ended December
31, 1998 and the period from February 24, 1988 (Inception) to
December 31, 1998                                                         F-9

Notes to Consolidated Financial Statements                                F-10



Condensed Consolidated Balance Sheets at September 30, 1999 (unaudited)
and December 31, 1998                                                     F-25

Condensed Consolidated Statements of Operations (unaudited) for the three months ended September 30, 1999 and 1998 and for the nine months ended September 30, 1999 and 1998 and the period from February 24, 1988
(Inception) to September 30, 1999                                         F-26

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 1999 and 1998 and the period from
February 24, 1988 (Inception) to September 30, 1999                       F-27

Notes to Condensed Consolidated Financial Statements (unaudited)          F-28

              Report of Independent Certified Public Accountants


Board of Directors and Stockholders
Access Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheet of Access Pharmaceuticals, Inc. and subsidiary (a development stage company) as of December 31, 1998, the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, and the consolidated statements of operations and cash flows for the period February 24, 1988 (inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The cumulative statements of operations, and cash flows for the period February 24, 1988 (inception) to December 31, 1998 include amounts for the period from February 24, 1988 to December
31, 1988 and for each of the nine years in the period ended December 31, 1997, which were audited by other auditors whose reports have been furnished to us and are included herein. Our opinion, insofar as it relates to the amounts included for the period February 24, 1988 through December
31, 1997, is based solely on the reports of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the reports of the other auditors included herein, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Access Pharmaceuticals, Inc. and subsidiary as of December 31, 1998, and the consolidated results of their operations and their consolidated cash flows for the year then ended and for the period February 24, 1988 to December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company has suffered recurring losses from operations and has incurred negative cash flows from operations since inception. These matters raise substantial doubt about its ability to continue as a going concern. Management's plan's in regard to these matters are also described in Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Grant Thornton LLP
----------------------
GRANT THORNTON LLP

Dallas, Texas
February 12, 1999

             Report of Independent Certified Public Accountants


Board of Directors and Stockholders
Access Pharmaceuticals, Inc.

     We have audited the accompanying consolidated balance sheet of Access Pharmaceuticals, Inc. and subsidiary (a development stage company) as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1997 and for the period February 24, 1988 (inception) to December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The cumulative statements of operations, stockholders' equity
(deficit), and cash flows for the period February 24, 1988 (inception) to December 31, 1997 include amounts for the period from February 24, 1988 (inception) to December 31, 1988 and for each of the years in the six-year period ending December 31, 1994, which were audited by other auditors whose report has been furnished to us and is included herein, and our opinion, insofar as it relates to the amounts included for the period February 24, 1988 (inception) through December 31, 1994, is based solely on the report of the other auditors.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and report of the other auditors included herein, the consolidated financial statements for the two-year period ended December 31, 1997 referred to above present fairly, in all material respects the financial position of Access Pharmaceuticals, Inc. and subsidiary (a development stage company) as of December 31, 1997 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997 and for the period February 24, 1988 (inception) to December 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 11 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plan's in regard to these matters are also described in note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




  /s/ KPMG LLP
-----------------
     KPMG LLP


Dallas, Texas
March 24, 1998

            Report of Independent Certified Public Accountants


Board of Directors and Stockholders
Access Pharmaceuticals, Inc.

     We have audited the accompanying statements of operations, stockholders' equity and cash flows of Access Pharmaceuticals, Inc. (a development stage company) for the period February 24, 1988 (inception) through December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the period February 24, 1988 (inception) through December 31, 1994, in conformity with generally accepted accounting principles.




      /s/ Smith, Anglin & Co.
-----------------------------
     Smith, Anglin & Co.

Dallas, Texas
September 21, 1995

               Access Pharmaceuticals, Inc. and Subsidiary
                    (a development stage company)

                         CONSOLIDATED BALANCE SHEETS

                              December 31,

         ASSETS                              1998         1997
                                          -----------  -----------
Current assets
Cash and cash equivalents                 $1,487,000   $  438,000
Accounts receivable                                -        1,000
Prepaid expenses and other current assets     54,000       51,000
                                          -----------  -----------
Total current assets                       1,541,000      490,000

Property and equipment, net (Note 5)         227,000      422,000

Licenses, net (Note 1)                       425,000      475,000

Investments                                  150,000       50,000

Other assets                                   8,000       10,000
                                          -----------  -----------
Total assets                              $2,351,000   $1,447,000
                                          ===========  ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses     $  395,000   $  434,000
Royalties payable (Note 3)                         -       53,000
Accrued insurance premiums                    38,000       38,000
Current portion of obligations under
   capital leases (Note 6)                    99,000      181,000
                                          -----------  -----------
Total current liabilities                    532,000      706,000

Obligations under capital leases,
   net of current portion (Note 6)            24,000      142,000
                                          -----------  -----------
Total liabilities                            556,000      848,000

Commitments and contingencies
   (Notes 6, 10 and 11)                            -            -

Stockholders' equity (Note 7)
Preferred stock - $.01 par value;
   authorized, 2,000,000 shares                    -            -
Common stock - $.01 par value;
   authorized, 20,000,000 shares;
   issued  and outstanding, 3,429,402
   and 1,630,450 at December 31, 1998
   and 1997, respectively                     34,000       16,000
Additional paid-in capital                24,906,000   20,331,000
Deficit accumulated during the
   development stage                     (23,145,000) (19,748,000)
                                          -----------  -----------
Total stockholders' equity                 1,795,000      599,000
                                          -----------  -----------
Total liabilities and
   stockholders' equity                   $2,351,000   $1,447,000
                                          ===========  ===========

        The accompanying notes are an integral part of these statements.

              Access Pharmaceuticals, Inc. and Subsidiary
                   (a development stage company)

                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              February 24,1988
                                                                              (inception) to
                                               Year ended December 31,          December 31,
                                         ------------------------------------
                                            1998         1997         1996          1998

                                         ----------   ----------   ----------   ------------
Revenues
Research and development                 $       -    $       -    $       -    $2,711,000
Option income                                    -      110,000      167,000     2,149,000
Licensing revenues                               -      325,000            -       325,000
                                         ----------   ----------   ----------   ------------
Total revenues                                   -      435,000      167,000     5,185,000

Expenses
Research and development                 1,756,000    2,433,000    1,405,000    10,365,000
General and administrative               1,464,000    1,784,000    1,938,000     8,327,000
Depreciation and amortization              213,000      162,000      123,000     1,269,000
Write-off of excess purchase price               -      580,000    8,314,000     8,894,000
                                         ----------   ----------   ----------   ------------
Total expenses                           3,433,000    4,959,000   11,780,000    28,855,000
                                         ----------   ----------   ----------   ------------
Loss from operations                    (3,433,000)  (4,524,000) (11,613,000)  (23,670,000)

Other income (expense)
Interest and miscellaneous income           58,000      119,000      196,000       832,000
Interest expense                           (22,000)     (36,000)     (45,000)     (180,000)
                                         ----------   ----------   ----------   ------------
                                            36,000       83,000      151,000       652,000

Loss before income taxes                (3,397,000)  (4,441,000) (11,462,000)  (23,018,000)
                                         ----------   ----------   ----------   ------------

Provision for income taxes                       -            -            -       127,000
                                         ----------   ----------   ----------   ------------
Net loss                               $(3,397,000)  $(4,441,000)$(11,462,000)$(23,145,000)
                                         ==========   ==========   ===========  ============

Basic and diluted loss
   per common share                         $(1.28)      $(2.80)      $(7.68)

Weighted average basic and diluted
common shares outstanding                2,650,168    1,583,785    1,492,278

                                         =========    =========    =========

         The accompanying notes are an integral part of these statements.

               Access Pharmaceuticals, Inc. and Subsidiary
                    (a development stage company)

                         CONSOLIDATED STATEMENT OF
                      STOCKHOLDERS' EQUITY (DEFICIT)

                                                                          Deficit
                                                                        accumulated
                                         Common stock     Additional   during the
                                     --------------------   paid-in    development
                                      Shares    Amount      capital       stage
                                     ---------  ---------  -----------  -----------
Balance, February 24, 1988                  -   $      -   $        -   $        -

Common stock issued, $6.60 per share   15,000          -       97,000            -
Common stock issued, $1.60 per share    8,000          -       12,000            -
Net loss for the period February 24,
   1988 to December 31, 1988                -          -            -      (30,000)
                                     ---------  ---------  -----------  -----------

Balance, December 31, 1988             23,000          -      109,000      (30,000)

Common stock issued, $2.18 per share    4,000          -       29,000            -
Common stock issued, $33.00 per share   4,000          -      124,000            -
Common stock issued, $0.20 per share   97,000      1,000        8,000            -
Net loss for the year                       -          -            -     (191,000)
                                     ---------  ---------  -----------  -----------

Balance, December 31, 1989            128,000      1,000      270,000     (221,000)

Common stock issued, $60.00 per share   4,000          -      218,000            -
Common stock issued, $156.40 per share 14,000          -    2,225,000            -
Net loss for the year                       -          -            -     (219,000)
                                     ---------  ---------  -----------  -----------

Balance, December 31, 1990            146,000      1,000    2,713,000     (440,000)

Common stock issued, $60.00 per share       -          -        6,000            -
Contribution of equipment by shareholder    -          -      468,000            -
Net income for the year                     -          -            -      413,000
                                     ---------  ---------  -----------  -----------

Balance, December 31, 1991            146,000      1,000    3,187,000      (27,000)

Contribution of equipment by shareholder    -          -       89,000            -
Net loss for the year                       -          -            -     (859,000)
                                     ---------  ---------  -----------  -----------

Balance, December 31, 1992            146,000      1,000    3,276,000     (886,000)

Net loss for the year                       -          -            -   (1,384,000)
                                     ---------  ---------  -----------  -----------

Balance, December 31, 1993            146,000      1,000    3,276,000   (2,270,000)

Net loss for the year                       -          -            -     (476,000)
                                     ---------  ---------  -----------  -----------

Balance, December 31, 1994            146,000      1,000    3,276,000   (2,746,000)

               Access Pharmaceuticals, Inc. and Subsidiary
                     (a development stage company)

                        CONSOLIDATED STATEMENT OF
                STOCKHOLDERS' EQUITY (DEFICIT) - CONTINUED

                                                                          Deficit
                                                                        accumulated
                                         Common stock      Additional   during the
                                     --------------------    paid-in    development
                                       Shares     Amount     capital       stage
                                     ---------  ---------  -----------  -----------

Common stock issued, $40.00 per share   1,000    $     -   $   50,000   $        -
Exercise of stock options between
   $0.25 and $1.25 per share           31,000      1,000      168,000            -
Common stock grants                     4,000          -            -            -
Net loss for the year                       -          -            -   (1,099,000)
                                     ---------  ---------  -----------  -----------

Balance, December 31, 1995            182,000      2,000    3,494,000   (3,845,000)

Merger                                951,000     10,000    9,991,000            -
Common stock issued, $14.00 share     429,000      4,000    5,499,000            -
Exercise of stock options/SAR's
   between $0.00 and $0.88 per share    8,000          -       23,000            -
Warrants issued at $20.00 per share
   for consulting services                  -          -      344,000            -
Net loss for the year                       -          -            -  (11,462,000)
                                     ---------  ---------  -----------  -----------

Balance, December 31, 1996          1,570,000     16,000   19,351,000  (15,307,000)

Common stock issued, $15.00 share      40,000          -      600,000            -
Common stock issued, $9.20 share       20,000          -      192,000            -
Warrants issued at $12.00 and
   $18.00 per share for financial
   consulting services                      -          -      188,000            -
Net loss for the year                       -          -            -   (4,441,000)
                                     ---------  ---------  -----------  -----------

Balance, December 31, 1997          1,630,000     16,000   20,331,000  (19,748,000)

Common stock issued, $3.00 per
   share, net of costs of
   $405,000                         1,795,000     18,000    4,538,000            -
Common stock issued, $3.50
   per share                            4,000          -            -            -
Warrants issued at $4.00 per share
   for financial consulting services        -          -       37,000            -
Net loss for the year                       -          -            -   (3,397,000)
                                     ---------  ---------  -----------  -----------

Balance, December 31, 1998          3,429,000   $ 34,000  $24,906,000 $(23,145,000)
                                    =========   ========= ===========  ===========

          The accompanying notes are an integral part of this statement.

                Access Pharmaceuticals, Inc. and Subsidiary
                       (a development stage company)

                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                February 24, 1988
                                                Year ended December 31,         (inception) to
                                         --------------------------------------  December 31,
                                            1998         1997           1996         1998
                                        ------------  ------------  ------------  -------------
Cash flows from operating activities:
  Net loss                              $(3,397,000)  $(4,441,000)  $(11,462,000) $(23,145,000)
  Adjustments to reconcile net loss
      to net cash used in operating
      activities:
    Write off of excess purchase price            -       580,000      8,314,000     8,894,000
    Consulting expense related to
      warrants granted                       37,000       188,000        344,000       569,000
    Research expenses related to
      common stock granted                        -       100,000              -       100,000
    Depreciation and amortization           213,000       162,000        123,000     1,269,000
    Unearned revenue                              -      (110,000)      (150,000)     (110,000)
    Change in operating assets
        and liabilities:
      Accounts receivable                    1,000        (1,000)          2,000        (1,000)
      Prepaid expenses and other
        current assets                      (3,000)      139,000        (186,000)      (55,000)
      Other assets                           2,000        (1,000)         (7,000)       (6,000)
      Accounts payable and
        accrued expenses                   (92,000)     (244,000)        354,000       140,000
                                      -------------  ------------  -------------   -------------

Net cash used in operating activities   (3,239,000)   (3,628,000)     (2,668,000)  (12,345,000)

Cash flows from investing activities:
  Capital expenditures                      (4,000)      (16,000)        (38,000)   (1,168,000)
  Sales of capital equipment                 9,000         6,000               -        15,000
  Purchase of Tacora, net of cash acquired       -      (124,000)              -      (124,000)
  Investments                             (100,000)      (50,000)              -      (150,000)
                                       ------------  ------------  -------------   --------------

Net cash used in investing activities      (95,000)     (184,000)        (38,000)   (1,427,000)

Cash flows from financing activities
Proceeds from notes payable               (173,000)            -         118,000       721,000
Payments of principal on obligations
   under capital leases                          -      (178,000)       (127,000)     (627,000)
Cash acquired in merger with Chemex              -             -       1,587,000     1,587,000
Proceeds from stock issuances            4,556,000             -       5,526,000    13,578,000
                                       ------------  ------------  -------------   -------------

Net cash provided by (used in)
financing activities                     4,383,000      (178,000)      7,104,000    15,259,000
                                       ------------  ------------  -------------   -------------

Net increase (decrease) in cash and
   cash  equivalents                     1,049,000    (3,990,000)      4,398,000     1,487,000

Cash and cash equivalents at
   beginning of period                     438,000     4,428,000          30,000             -
                                       ------------  ------------  -------------   -------------

Cash and cash equivalents at
   end of period                       $ 1,487,000   $   438,000   $   4,428,000   $ 1,487,000
                                       ============  ============  =============   =============

Cash paid for interest                     $22,000       $34,000         $45,000      $177,000
Cash paid for income taxes                       -             -               -       127,000

Supplemental disclosure of noncash transactions
Payable accrued for fixed asset purchase        $-            $-              $-       $47,000
Elimination of note payable to Chemex
Pharmaceuticals due to merger                    -             -         100,000       100,000
Stock issued for license on patents              -       500,000               -       500,000
Equipment purchases financed
   through capital leases                        -        82,000               -        82,000
Net liabilities assumed in acquisition
   of Tacora Corporation                         -       455,000               -       455,000

          The accompanying notes are an integral part of these statements.

                 Access Pharmaceuticals, Inc. and Subsidiary
                      (a development stage company)

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Three years ended December 31, 1998


NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Access Pharmaceuticals, Inc. ("Access" or the "Company") is a site-directed drug targeting company using bioresponsive carriers to target and control the release of therapeutic agents into sites of disease activity and clear the non-targeted drug-fraction. The Company operates in a single industry segment. The Company is in the development stage and its efforts have been principally devoted to research and development, resulting in significant losses since inception on February 24, 1988.

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Merger

Access, formerly known as Chemex Pharmaceuticals, Inc. ("Chemex"), merged with Access Pharmaceuticals, Inc., a Texas corporation ("API"), on January 25, 1996. Shareholders of both companies approved the merger. Under the terms of the merger agreement, API was merged into Chemex with Chemex as the surviving legal entity. Chemex acquired all of the outstanding shares of API in exchange for 695,998 shares of registered common stock of Chemex, a conversion factor of .1912126
Chemex shares for each API share. The fair value of Chemex was $10.0 million. The excess of purchase price over the net assets acquired of $8,313,516 was recorded and written off during the first quarter of 1996 due to an immediate impairment of the excess purchase price. Chemex also changed its name to Access Pharmaceuticals, Inc. and the operations of the merged company are now based in Dallas, Texas.

As a result of the merger and immediately after the merger, the former API Stockholders owned approximately 60% of the issued and outstanding shares of Chemex. Generally accepted accounting principles require that a company whose stockholders retain the controlling interest in a combined business be treated as the acquiror for accounting purposes. As a consequence, the merger was accounted for as a "reverse acquisition" for financial reporting purposes and API was deemed to have acquired an approximate 60% interest in Chemex. Despite the financial reporting requirement to account for the acquisition as a "reverse acquisition," Chemex remains the continuing legal entity and registrant for Securities and Exchange Commission reporting purposes.

Principles of Consolidation

The consolidated financial statements include the financial statements of Access Pharmaceuticals, Inc. and Tacora Corporation, a wholly-owned subsidiary. All significant intercompany balances have been eliminated in consolidation.

               Access Pharmaceuticals, Inc. and Subsidiary
                       (a development stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                  Three years ended December 31, 1998

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents for purposes of the statements of cash flows. Cash and cash equivalents consist primarily of cash in banks and money market funds.

Property and Equipment

             Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to seven years. Assets acquired pursuant to capital lease arrangements are amortized over the shorter of the estimated useful lives or the lease terms.

Patents and Applications

The Company expenses patent and application costs as incurred because, even though the Company believes the patents and underlying processes have continuing value, the amount of future benefits to be derived therefrom are uncertain.

Licenses

The Company recognizes the purchase value of licenses and amortizes them over the estimated useful lives. The Company acquired a license to certain patents for $500,000 by issuing 40,000 shares of the Company's common stock in 1997. The license is amortized over ten years. Amortization was $50,000 and $25,000 for the years ended December 31, 1998 and 1997, respectively.

Revenue Recognition

Sponsored research and development revenues are recognized as research and development activities are performed under the terms of research contracts. Advance payments received are recorded as unearned revenue until the related research activities are performed. Option revenues are recognized when the earnings process is completed pursuant to the terms of the respective contract.

Research and Development Expenses

Research and development costs are expensed as incurred.

              Access Pharmaceuticals, Inc. and Subsidiary
                     (a development stage company)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                  Three years ended December 31, 1998

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes

Tax credits related to research and development and to investments in equipment and improvements are reported as a reduction of income tax expense in the year realized. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Loss Per Share

In accordance with the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"), the Company has presented basic loss per share, computed on the basis of the weighted average number of common shares outstanding during the year, and diluted loss per share, computed on the basis of the weighted average number of common shares and all dilutive potential common shares outstanding during the year. Dilutive potential common shares result from stock options and warrants.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relative to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to prior year financial statements to conform with the December 31, 1998 presentation.

                Access Pharmaceuticals, Inc. and Subsidiary
                      (a development stage company)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                    Three years ended December 31, 1998

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued


Stock Option Plans

Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the day of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of ABP Opinion
No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of, requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

The carrying value of current assets and current liabilities approximates fair value due to the short maturity of these items.

               Access Pharmaceuticals, Inc. and Subsidiary
                    (a development stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                 Three years ended December 31, 1998

NOTE 2 - ACQUISITIONS

On December 9, 1997, a wholly-owned subsidiary of the Company acquired and merged with Tacora Corporation ("Tacora"), a privately-held pharmaceutical company based in Seattle, Washington; Tacora became a wholly-owned subsidiary of the Company. The Company used the purchase method of accounting for the purchase of Tacora. The aggregate purchase price was $739,000 payable $124,000 in cash, $192,000 in stock
(representing 20,900 shares of Company common stock) and assumption of $239,000 in trade and accrued payables and $184,000 of Tacora's capital lease obligations, plus up to 137,500 shares of additional Common Stock if certain milestones are met. The share price to be used will range between $2.50 and $6.50 per share (range of value of shares is $344,000 to $894,000), depending on when the milestones are met. All milestone conditions expire in June 2000. The aggregate purchase price has been allocated to the net assets acquired based on management's estimates of the fair values of assets acquired and liabilities assumed. The excess purchase price over the fair value of Tacora's net identifiable assets of $579,544 was recorded and written off in the fourth quarter of 1997 due to an impairment of the excess purchase price based on estimated future cash flows.
Operations have been included in the Company's consolidated financial statements since the date of acquisition. Pro forma disclosure relating to the Tacora acquisition is not presented as the impact is immaterial to the Company.

NOTE 3 - RELATED PARTY TRANSACTIONS

Under consulting agreements between Thoma Corporation ("Thoma") and the Company, Thoma receives payments for consulting services and reimbursement of direct expenses. Herbert H. McDade, Jr., the Chairman of the Board of Directors of the Company, is an owner of Thoma Corp. During 1998, 1997 and 1996 Thoma received payments for consulting services of $72,000, $72,000 and $60,000 respectively. Thoma was also reimbursed for expenses of $11,000, $6,000, and $18,000 respectively, in 1998, 1997 and 1996.

Stephen B. Howell, M.D., Director of the Company receives payments for consulting services and reimbursement of direct expenses. Dr. Howell consulted with the Company in 1998 and 1997 and received $8,000 and $2,000 in consulting fees and $4,000 and $1,000 in expense reimbursements, respectively.

Under the terms of the "Patent Purchase Agreement" dated April 5, 1994, as amended on January 23, 1996 between Dr. David F. Ranney and the
Company, Dr. Ranney, a major shareholder of the Company, was entitled to yearly cash royalty payments as consideration for the assignment of patents to the Company. A royalty of $52,500 and $50,000 was payable at December 31, 1997 and 1996, respectively, and included in the accompanying consolidated balance sheet. Dr. Ranney signed an agreement whereby all rights, title and interest in and to all inventions and confidential information became the sole and exclusive property of the Company as of May 31, 1998.

               Access Pharmaceuticals, Inc. and Subsidiary
                    (a development stage company)

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                  Three years ended December 31, 1998

NOTE 4 - RESEARCH AND DEVELOPMENT AGREEMENTS

On August 1, 1997, the Company entered into an agreement with The Dow Chemical Company ("Dow Chemical") for the development of products incorporating Dow Chemical's chelation technology and Access' Bio=Responsive TM polymer systems. The collaboration will focus on the development of MRI contrast agents and radiopharmaceutical diagnostics and therapeutics. The advancement of the Access developments in these areas are dependent on securing chelation technology, which encapsulates metals to avoid adverse effects on the body.

The Company entered into a technology evaluation option agreement with a pharmaceutical company. The Company recognized revenue under the agreement as certain milestones were achieved and amounted to $110,000 and $165,000 in 1997 and 1996, respectively. Proceeds received in excess of amounts recognized were accounted for as unearned income. This agreement was terminated March 29, 1996.


NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                      December 31,
                                                 ---------------------
                                                    1998         1997
                                                 ----------   ----------
Laboratory equipment                             $ 808,000    $ 852,000
Laboratory and building improvements                27,000       25,000
Furniture and equipment                            172,000      170,000
                                                 ----------   ----------
                                                 1,007,000    1,047,000
Less accumulated depreciation and amortization     780,000      625,000
                                                 ----------   ----------
Net property and equipment                       $ 227,000    $ 422,000
                                                 ==========   ==========

Depreciation and amortization on property and equipment was $161,000, $137,000, and $123,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                  Access Pharmaceuticals, Inc. and Subsidiary
                       (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                    Three years ended December 31, 1998


NOTE 6 - COMMITMENTS

At December 31, 1998, future minimum lease payments under capital lease obligations and commitments under noncancelable operating leases were as follows:

                                                  Capital    Operating
                                                  leases       leases
                                                ----------   ----------
1999                                            $ 107,000    $  82,000
2000                                               25,000       87,000
2001                                                    -       91,000
2002                                                    -       85,000
                                                ----------   ----------
Total future minimum lease payments               132,000    $ 345,000
Less amount representing interest                   9,000    ==========
                                                ----------
Present value of minimum capital lease payments   123,000
Less current portion                               99,000
                                                ----------
Obligations under capital leases,
  excluding current portion                     $  24,000
                                                ==========

The Company leases certain office and research and development facilities under an operating lease. Rent expense for the years ended December 31, 1998, 1997 and 1996 was $77,000, $74,000 and $69,000, respectively.


NOTE 7 - STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock

On June 18, 1998, in conjunction with the first closing of a private placement, the Company effected a recapitalization through a one-for-twenty reverse stock split of its common stock, $0.04 par value per share (the "Common Stock"), and decreased the number of authorized shares of Common Stock from 60.0 million, at $0.04 par value per share, to 20.0 million shares, $0.01 par value per share, and decreased the authorized shares of preferred stock of the Company from 10.0 million to 2.0 million (the "Recapitalization"). The Recapitalization decreased the number of outstanding shares of Common Stock from approximately 41.5 million to
2.1 million.

All share and per share amounts have been retroactively restated to reflect the Recapitalization in the accompanying consolidated financial statements.

                Access Pharmaceuticals, Inc. and Subsidiary
                      (a development stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                     Three years ended December 31, 1998


NOTE 7 - STOCKHOLDERS' EQUITY (DEFICIT) - Continued

The Company, assisted by an investment bank, raised in March and April of 1998, $1,200,000 in gross proceeds less cash issuance costs of $47,000, from the placement of 48 units, each unit consisting of 8,333 shares of Common Stock (total of 399,984) and warrants to purchase 8,333 shares of Common Stock (total of 399,984) at an exercise price of $3.00 per share. The placement agent received warrants to purchase 44,527 shares of Common Stock at $3.00 per share, in accordance with the offering terms and elected to receive 45,277 shares of Common Stock in lieu of certain sales commissions and expenses.

On June 18, 1998, the Company, assisted by the same investment bank, raised an aggregate of $2.9 million in gross proceeds, less cash issuance costs of $202,000, from the first closing of a private placement of 953,573 shares Common Stock at $3.00 per share. The placement agent for such offering received warrants to purchase 101,653 shares of Common Stock at $3.00 per share, in accordance with the offering terms and elected to receive 62,949 shares of Common Stock in lieu of certain sales commissions and expenses.

On July 30, 1998, the Company, assisted by the same investment bank, raised an aggregate of $900,000 in gross proceeds, less cash issuance costs of $24,000, from the second closing of a private placement of 300,000 shares of Common Stock at $3.00 per share. The placement agent for such offering received warrants to purchase 33,445 shares of Common Stock at $3.00 per share, in accordance with the offering terms and elected to receive 34,450 shares of Common Stock in lieu of certain sales commissions and expenses. The proceeds of the offering will be used to fund research and development, working capital, acquisitions of complementary companies or technologies and general corporate purposes.

For 1998, issuance costs for all placements totaled $1,466,000, consisting of $405,000 cash payments for offering and legal expenses and the issuance of 142,676 shares of Common Stock valued at $385,000 and 179,625 warrants with a fair value of $676,000 calculated using the Black-Scholes pricing model. The proceeds of the offerings will be used to fund research and development, working capital, acquisitions of complementary companies or technologies and general corporate purposes.

The investment bank has been engaged to assist the Company in raising additional capital to fund research and development, working capital, acquisitions of complementary companies or technologies and general corporate purposes. There can be no assurances, however, that any additional funds will be raised.

Warrants

During 1998, a financial advisor received warrants to purchase 15,000 shares of common stock at an exercise price of $4.00 per share at any time from December 1, 1998 until December 1, 2003, for financial consulting services rendered in 1998. The fair value of the warrants was $2.48 per share on the date of the grant using the Black-Scholes pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate 4.85%, expected volatility 122% and an expected life of 5 years. Total fair value of the warrants relating to the consulting services ($37,000) has been recorded as general and administrative expense and an increase to additional paid-in capital.

              Access Pharmaceuticals, Inc. and Subsidiary
                     (a development stage company)

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                  Three years ended December 31, 1998


NOTE 7 - STOCKHOLDERS' EQUITY (DEFICIT) - Continued

In connection with the aforementioned offerings of units and common stock in 1998, warrants to purchase a total of 579,627 shares of common stock were issued. All of the warrants are exercisable immediately at $3.00 per share and expire five years from date of issuance.

During 1997, a financial advisor received warrants to purchase 37,500 shares of common stock, one-half (18,750 shares) at an exercise price of $12.00 per share, and one-half (18,750 shares) at an exercise price of $18.00 per share any time from January 1, 1998 until June 30, 2002, for financial consulting services rendered in 1997. The fair value of the warrants was $5.00 per share on the date of the grant using the Black-Scholes pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate 5.6%, expected volatility 129% and an expected life of 5 years. Total fair value of the warrants relating to the consulting services ($188,000) has been recorded as general and administrative expense and an increase to additional paid-in capital.

During 1996, a shareholder received warrants to purchase 30,000 shares of common stock at an exercise price of $20.00 per share any time from March 5, 1997 until March 4, 2000, for compensation for consulting services. The fair value of the warrants was $15.40 on the date of the grant using the Black-Scholes pricing model with the following assumptions:
expected dividend yield 0.0%, risk-free interest rate 6.1%, expected volatility 100% and an expected life of 3 years. The portion of the total fair value of the warrants relating to the consulting services ($344,000) has been recorded as general and administrative expense and an increase to additional paid-in capital.


On October 5, 1995, the Company entered into an agreement with a shareholder for the sale of 2,390 units. Each unit consisted of one share of common stock and a warrant to purchase one-half share of common stock.
The exercise price for the warrants is $3.00 per share. The warrants are exercisable until October 5, 1999.

The Company also has warrants outstanding to purchase 6,795 shares of common stock at $3.00 per share. These warrants expire in September 2001. Units consisting of an option to purchase 25,000 shares of common stock and warrants to purchase 35,000 shares of common stock at prices ranging from $50 to $125 per share expired in January 1999.

                 Access Pharmaceuticals, Inc. and Subsidiary
                     (a development stage company)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                  Three years ended December 31, 1998


NOTE 8 - STOCK OPTION PLANS

The Company adopted a new stock option plan, as amended (the "1995
Stock Awards Plan"), on January 25, 1996 and reserved 548,271 shares of the Company's authorized but unissued common stock for issuance to optionees including officers, employees, and other individuals performing services for the Company. The 1995 Stock Awards Plan replaced the previously approved stock option plan (the "1987 Stock Awards Plan") and API's stock option plan ("API Stock Option Plan"). Options granted under the plans generally vest ratably over a four to five year period and are generally exercisable over a ten-year period from the date of grant. However, as a result of certain events occurring in 1995, all granted options in the 1987 Stock Awards Plan became vested and exercisable and all options in the API Stock Option Plan were exercised or forfeited. No further grants have been or can be made under the 1987 Stock Awards
Plan, and the API Stock Option Plan has been canceled. New stock options are generally granted with an exercise price equal to the stock's quoted market value at the date of grant.

At December 31, 1998, there were 241,771 additional shares available for grant under the 1995 Stock Awards Plan. Concurrently with the Recapitalization on June 18, 1998, all stock options granted under the 1995 Stock Option Plan were cancelled and new stock options were issued to directors, employees and consultants. The fair value of options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 1998, 1997 and 1996, respectively: dividend yield of 0% for all periods; volatility of 122%, 129%, and 100%; risk-free interest rates of 4.84%, 5.6% and 6.0% and expected lives of four years for all periods. The weighted average fair values of options granted were $2.40, $13.00 and $18.40 per share during 1998, 1997 and 1996, respectively.

The Company applies APB Opinion No. 25 in accounting for its 1995 Stock Awards Plan. Accordingly, no compensation expense has been recognized in the accompanying Consolidated Statements of Operations for employee stock options because the quoted market price of the underlying common stock did not exceed the exercise price of the option at the date of grant. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and loss per share would have been reduced to the pro forma amounts indicated below:

                                                    December 31,
                                      ---------------------------------------
                                         1998           1997           1996
                                     ------------   ------------   ------------
Net loss
As reported                           $(3,397,000)   $(4,441,000)  $(11,462,000)
Pro forma                              (3,583,000)    (4,614,000)   (11,563,000)

Basic and diluted loss per share
As reported                                ($1.28)        ($2.80)        ($7.68)
Pro forma                                  ($1.35)        ($2.91)        ($7.75)

                Access Pharmaceuticals, Inc. and Subsidiary
                      (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                  Three years ended December 31, 1998


NOTE 8 - STOCK OPTION PLANS - Continued

Summarized information for the 1995 Stock Awards Plan is as follows:

                                                              Weighted-
                                                              average
                                                              exercise
                                                   Shares       price
                                                 ----------   ----------
Outstanding options at January 1, 1996                   -     $      -
Granted                                             33,299        26.40
Forfeited                                           (1,800)       28.80
                                                 ----------
Outstanding options at December 31, 1996            31,499        26.20

Granted                                              8,217        13.00
Forfeited                                           (7,566)      (27.60)
                                                 ----------
Outstanding options at December 31, 1997            32,150        20.40

Granted                                            306,500         3.00
Forfeited                                          (32,150)      (20.40)
                                                 ----------

Outstanding options at December 31, 1998           306,500         3.00
                                                 ==========

Exercisable at December 31, 1996                         -            -
Exercisable at December 31, 1997                     8,950        25.60
Exercisable at December 31, 1998                   142,500         3.00


At December 31, 1998, the exercise price of 302,000 options was $3.00, of 3,500 options was $2.94 and of 1,000 options was $2.08. The weighted-average remaining life was 9.5 years.

               Access Pharmaceuticals, Inc. and Subsidiary
                      (a development stage company)

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                  Three years ended December 31, 1998


NOTE 8 - STOCK OPTION PLANS - Continued

All issued options and stock appreciation rights ("SAR's") under the Chemex 1987 Stock Awards Plan became vested and exercisable due to the merger on January 25, 1996. No further grants can be made. Summarized information for the 1987 Stock Awards Plan is as follows:


                                                              1987 Non-  Weighted-
                                       Incentive              Employee   Average
                                         Stock                Director   Exercise
                                        Options     SAR's       Plan      Price
                                        --------   --------   --------   --------

Outstanding awards at January 1, 1996    48,804     16,933     13,956     $39.80
Forfeited                                (7,569)         -     (5,046)     51.40
Exercised                                (1,371)    (6,736)         -       3.00
                                        --------   --------   --------   --------
Outstanding awards at December 31, 1996  39,864     10,197      8,910      40.80

Forfeited                                (1,125)         -     (3,660)     72.40
                                        --------   --------   --------   --------
Outstanding awards at December 31, 1997  38,739     10,197      5,250      38.00

Forfeited                                (6,153)    (2,500)    (2,750)    (47.75)
                                        --------   --------   --------   --------
Outstanding awards at December 31, 1998   32,586     7,697      2,500      35.49
                                        ========   ========   ========

All options outstanding were exercisable at each year end.

Further information regarding options outstanding at December 31, 1998 is summarized below:

                                                Weighted average
                                              ---------------------
                                  Number of   Remaining   Exercise
Range of exercise prices          of shares     life        price
------------------------          ---------   ---------   ---------
$0.0                                 7,700        4.68     $  0.00
$17.50 - $35.00                     21,128        5.10       23.85
$40.00 - $64.40                      7,081        1.85       47.41
$78.80 - $102.60                     6,874        4.00       98.71
                                   --------
                                    42,783
                                   ========

               Access Pharmaceuticals, Inc. and Subsidiary
                     (a development stage company)

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                  Three years ended December 31, 1998


NOTE 9 - INCOME TAXES

Income tax expense differs from the statutory amounts as follows:

                                            1998         1997           1996
                                        ------------  ------------  ------------
Income taxes at U.S. statutory rate     $(1,155,000)  $(1,510,000)  $(3,897,000)
Change in valuation allowance             1,142,000     1,185,000       954,000
Items not deductible for tax                 13,000       325,000     2,943,000
                                        ------------  ------------  ------------

Total tax expense                       $         -   $         -   $         -
                                        ============  ============  ============

Deferred taxes are provided for the temporary differences between the financial reporting bases and the tax bases of the Company's assets. The temporary differences that give rise to deferred tax assets were as follows:

                                                          December 31,
                                         --------------------------------------
                                            1998          1997          1996
                                        ------------  ------------  ------------
Deferred tax assets
  Net operating loss carryforwards      $17,101,000   $14,266,000   $13,107,000
  General business credit carryforwards     443,000       434,000       408,000
Property and equipment                       24,000             -             -
                                        ------------  ------------  ------------

Gross deferred tax assets                17,568,000    14,700,000    13,515,000
Valuation allowance                     (17,568,000)  (14,700,000)  (13,515,000)
                                        ------------  ------------  ------------

Net deferred taxes                      $         -   $         -   $         -
                                        ============  ============  ============

During 1998, the Company's gross deferred tax asset increased by $2,612,000 due to losses and a revision of approximately $1,470,000 to the December 31, 1997 net operating loss based on a reconciliation with the filed tax return. The valuation allowance was increased by a corresponding amount.

At December 31, 1998, the Company had approximately $50,700,000 of net operating loss carryforwards and approximately $1,300,000 of general business carryforwards. These carryforwards expire at varying amounts through 2013. As a result of the merger on January 25, 1996, a change in control occurred for federal income tax purposes which limits the utilization of pre-merger net operating loss carryforwards related to Chemex to approximately $530,000 per year.

              Access Pharmaceuticals, Inc. and Subsidiary
                    (a development stage company)

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                  Three years ended December 31, 1998


NOTE 10 - CONTINGENCIES

The Company's products will require clinical trials, U.S. Food and Drug Administration approval, or approval of similar authorities internationally and acceptance in the marketplace prior to commercialization. Although the Company believes its patents and patent applications are valid, the invalidation of its major patents would have a material adverse effect upon its business. The Company competes with specialized biotechnology companies and major pharmaceutical companies. Many of these competitors have substantially greater resources than the Company.

The Company is not currently a party to any material legal proceeding.

NOTE 11 - LIQUIDITY

The Company has incurred negative cash flows from operations since its inception, and has expended, and expects to continue to expend in the future, substantial funds to complete its planned product development efforts. The Company expects that its existing capital resources will be adequate to fund the Company's operations through the second quarter of 1999. The Company is dependent on raising additional capital to fund its development of technology and to implement its business plan. Such dependence will continue at least until the Company begins marketing its new technologies.

If the anticipated revenues are delayed or do not occur, or the Company is unsuccessful in raising additional capital on acceptable terms, the Company would be required to curtail research and development and general and administrative expenditures so that working capital would cover reduced operations into the third quarter of 1999. There can be no assurance, however, that changes in the Company's operating expenses will not result in the expenditure of such resources before such time.

The Company will require substantial funds to conduct research and development programs, preclinical studies and clinical trials of its potential products. The Company's future capital requirements and adequacy of available funds will depend on many factors, including the successful commercialization of amlexanox; the ability to establish and maintain collaborative arrangements for research, development and commercialization of products with corporate partners; continued scientific progress in the Company's research and development programs; the magnitude, scope and results of preclinical testing and clinical trials; the costs involved in filing, prosecuting and enforcing patent claims; competing technological developments; the cost of manufacturing and scale-up and, the ability to establish and maintain effective commercialization activities and arrangements.

The Company intends to seek additional funding through research and development or licensing arrangements with potential corporate partners, public or private financing, or from other sources. The Company does not have any committed sources of additional financing and there can be no assurance that additional financing will be available on favorable terms, if at all. In the event that adequate funding is not available, the Company may be required to delay, reduce or eliminate one or more of its research or development programs or obtain funds through arrangements with corporate collaborators or others that may require the Company to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than the Company would otherwise seek. Insufficient financing may also require the Company to relinquish rights to certain of its technologies that the Company would otherwise develop or commercialize itself. If adequate funds are not available, the Company's business, financial condition and results of operations will be materially and adversely effected.

             Access Pharmaceuticals, Inc. and Subsidiary
                    (a development stage company)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                  Three years ended December 31, 1998


NOTE 12 - SUBSEQUENT EVENTS

On March 1, 1999, the Company and a wholly owned subsidiary of the Company entered into a merger agreement with Virologix Corporation ("Virologix"), whereby Virologix will become a wholly owned subsidiary of the Company. The closing of the merger is subject to certain conditions, including the condition that the Company raise at least $3.0 million in equity financing.

Virologix is a privately held company focused on the development of product candidates for the prevention and treatment of viral diseases, including HIV. Under the terms of the agreement, the Virologix shareholders will receive 1,000,000 shares of common stock of the Company. It is anticipated that the closing of the acquisition will take place during the second quarter of 1999.

              Access Pharmaceuticals, Inc. and Subsidiaries
                      (a development stage company)

                Condensed Consolidated Balance Sheets

                                       September 30, 1999  December 31, 1998
                                         -------------       -------------
          ASSETS                          (unaudited)
Current assets
 Cash and cash equivalents                $ 2,026,000         $ 1,487,000
 Accounts receivable                            3,000                   -
 Prepaid expenses and other current assets     31,000              54,000
                                         -------------       -------------
  Total current assets                      2,060,000           1,541,000
                                         -------------       -------------

Property and equipment, at cost             1,016,000           1,007,000
 Less accumulated depreciation
   and amortization                          (880,000)           (780,000)
                                         -------------       -------------
                                              136,000             227,000
                                         -------------       -------------

Licenses, net                                 590,000             425,000

Investments                                   150,000             150,000

Goodwill                                    2,423,000                   -

Other assets                                    8,000               8,000
                                         -------------       -------------
Total assets                              $ 5,367,000         $ 2,351,000
                                         =============       =============


    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued expenses   $   721,000         $   395,000
  Accrued insurance premiums                    4,000              38,000
  Deferred revenues                           155,000                   -
  Current portion of obligations under
    capital leases                             50,000              99,000
                                         -------------       -------------
               Total current liabilities      930,000             532,000
                                         -------------       -------------

Obligations under capital leases, net
  of current portion                                -              24,000
                                         -------------       -------------
               Total liabilities              930,000             556,000
                                         -------------       -------------

Commitments and contingencies                       -                   -

Stockholders' equity
  Preferred stock - $.01 par value;
    authorized 2,000,000 shares;
    none issued or outstanding                      -                   -
  Common stock - $.01 par value;
    authorized 20,000,000 shares;
     issued and outstanding, 6,036,582
     at September 30, 1999 and
     3,429,402 at December 31, 1998            60,000              34,000
  Additional paid-in capital               29,920,000          24,906,000
  Deficit accumulated during the
    development stage                     (25,543,000)        (23,145,000)
                                         -------------       -------------
             Total stockholders' equity     4,437,000           1,795,000
                                         -------------       -------------

             Total liabilities and
                stockholders' equity      $ 5,367,000         $ 2,351,000
                                         =============       =============

    The accompanying notes are an integral part of these statements.

             Access Pharmaceuticals, Inc. and Subsidiaries
                    (a development stage company)

            Condensed Consolidated Statements of Operations
                              (unaudited)


                                          Three Months ended          Nine Months ended
                                             September 30,               September 30,       February 24, 1988
                                      --------------------------  -------------------------- (inception) to
                                          1999          1998          1999          1998      Sept 30, 1999
                                      ------------  ------------  ------------  ------------  -------------
Revenues
Research and development              $         -   $         -   $         -   $         -   $  2,711,000
Option income                                   -             -             -             -      2,149,000
Licensing revenues                              -             -             -             -        325,000
                                      ------------  ------------  ------------  ------------  -------------
  Total revenues                                -             -             -             -      5,185,000
                                      ------------  ------------  ------------  ------------  -------------

Expenses
Research and development                  349,000       481,000     1,042,000     1,417,000     11,407,000
General and administrative                293,000       319,000     1,205,000     1,069,000      9,532,000
Depreciation and amortization              84,000        39,000       177,000       169,000      1,446,000
Write-off of excess purchase price              -             -             -             -      8,894,000
                                      ------------  ------------  ------------  ------------  -------------
  Total expenses                          726,000       839,000     2,424,000     2,655,000     31,279,000
                                      ------------  ------------  ------------  ------------  -------------

Loss from operations                     (726,000)     (839,000)   (2,424,000)   (2,655,000)   (26,094,000)
                                      ------------  ------------  ------------  ------------  -------------

Other income (expense)
Interest and miscellaneous income          18,000        29,000        37,000        37,000        869,000
Interest expense                           (3,000)       (4,000)      (11,000)      (18,000)      (191,000)
                                      ------------  ------------  ------------  ------------  -------------
                                           15,000        25,000        26,000        19,000        678,000
                                      ------------  ------------  ------------  ------------  -------------

Loss before income taxes                 (711,000)     (814,000)   (2,398,000)   (2,636,000)   (25,416,000)

Provision for income taxes                      -             -             -             -        127,000
                                      ------------  ------------  ------------  ------------  -------------

Net loss                              $  (711,000)  $  (814,000)  $(2,398,000)  $(2,636,000)  $(25,543,000)
                                      ============  ============  ============  ============  =============

Basic and diluted loss per
  common share                            $ (0.13)      $ (0.24)      $ (0.58)      $ (1.10)
                                      ============  ============  ============  ============

Weighted average basic and diluted
  common shares outstanding             5,469,021     3,322,668     4,116,746     2,393,068
                                      ============  ============  ============  ============


        The accompanying notes are an integral part of these statements.

            Access Pharmaceuticals, Inc. and Subsidiaries
                    (a development stage company)

            Condensed Consolidated Statements of Cash Flows
                              (unaudited)

                                   Nine Months ended September 30, February 24, 1988
                                     ----------------------------  (inception) to
                                           1999           1998     September 30, 1999
                                       ------------  ------------  -------------
Cash flows form operating activities:
Net loss                               $(2,398,000)  $(2,636,000)  $(25,543,000)
 Adjustments to reconcile net loss
 to net cash used in operating activities:
  Write-off of excess purchase price             -             -      8,894,000
  Warrants issued in payment of
    consulting expense                     296,000             -        865,000
  Research expenses related to
    common stock granted                         -         9,000        100,000
  Depreciation and amortization            177,000       169,000      1,446,000
  Deferred revenue                         155,000             -         45,000
  Licenses                                (100,000)            -       (100,000)
  Change in operating assets and
    liabilities:
   Accounts receivable                      (3,000)        1,000         (4,000)
   Prepaid expenses and other
    current assets                          23,000        39,000        (32,000)
   Other assets                                  -         2,000         (6,000)
   Accounts payable and
    accrued expenses                      (142,000)     (145,000)        (2,000)
                                       ------------  ------------  -------------
Net cash used in operating activities   (1,992,000)   (2,561,000)   (14,337,000)
                                       ------------  ------------  -------------

Cash flows from investing activities:
 Capital expenditures                       (3,000)       (4,000)    (1,171,000)
 Sales of capital equipment                      -             -         15,000
 Purchase of Virologix                    (102,000)            -       (102,000)
 Purchase of Tacora, net of cash acquired        -             -       (124,000)
 Other investing activities                      -       (50,000)      (150,000)
                                       ------------  ------------  -------------
Net cash used in investing activities     (105,000)      (54,000)    (1,532,000)
                                       ------------  ------------  -------------

Cash flows from financing activities:
 Proceeds from notes payable               (80,000)            -        641,000
 Payments of principal on obligations
   under capital leases                    (73,000)     (149,000)      (700,000)
 Cash acquired in merger with Chemex             -             -      1,587,000
 Proceeds from stock issuances, net      2,789,000     4,556,000     16,367,000
                                       ------------  ------------  -------------
Net cash provided by
  financing activities                   2,636,000     4,407,000     17,895,000
                                       ------------  ------------  -------------

Net increase in cash and cash
  equivalents                              539,000     1,792,000      2,026,000

Cash and cash equivalents at
  beginning of period                    1,487,000       438,000              -
                                       ------------  ------------  -------------

Cash and cash equivalents at
  end of period                        $ 2,026,000   $ 2,230,000   $  2,026,000
                                       ============  ============  =============

Cash paid for interest                 $    11,000   $    18,000   $    188,000
Cash paid for income taxes                       -             -        127,000

Supplemental disclosure of noncash
  transactions
 Payable accrued for fixed asset
  purchase                             $         -   $         -   $     47,000
 Elimination of note payable to Chemex
   Pharmaceuticals due to merger                 -             -        100,000
 Stock issued for license on patents             -             -        500,000
 Equipment purchases financed through
   capital leases                                -             -         82,000
 Net liabilities assumed in acquisition
   of Tacora Corporation                         -             -        455,000
 Net liabilities assumed in acquisition
   of Virologix Corporation                362,000             -        362,000


      The accompanying notes are an integral part of these statements.

             Access Pharmaceuticals, Inc. and Subsidiaries
                       (a development stage company)

            Notes to Condensed Consolidated Financial Statements
               Nine Months Ended September 30, 1999 and 1998
                              (unaudited)

(1)   Interim Financial Statements

The consolidated balance sheet as of September 30, 1999 and the consolidated statements of operations for the three and nine months ended and cash flows for the nine months ended September 30, 1999 and 1998 were prepared by management without audit. In the opinion of management, all adjustments, including only normal recurring adjustments necessary for the fair presentation of the financial position, results of operations, and changes in financial position for such periods, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. The results of operations for the period ended September 30, 1999 are not necessarily indicative of the operating results which may be expected for a full year. The consolidated balance sheet as of December 31, 1998 contains financial information taken from the audited financial statements as of that date.

(2)   Liquidity

The Company has incurred negative cash flows from operations since its inception, and has expended, and expects to continue to expend in the future, substantial funds to complete its planned product development efforts. The Company expects that its existing capital resources will be adequate to fund the Company's operations through the first quarter of 2000. The Company is dependent on raising additional capital to fund the development of its technology and to implement its business plan. Such dependence will continue at least until the Company begins marketing products resulting from its technologies.

If prior to the end of January 2000 the Company is unsuccessful in raising additional capital on acceptable terms, the Company would be required to curtail research and development and general and administrative expenditures so that working capital would cover reduced operations into the second quarter of 2000. There can be no assurance, however that changes in the Company's operating expenses will not result in the expenditure of such resources before such time. If the Company is unable to raise additional capital in the near term, it may be forced to suspend operations.

The Company will require substantial funds to conduct research and development programs, preclinical studies and clinical trials of its potential products, including research and development with respect to the newly acquired technology resulting from the acquisition of Virologix. The Company's future capital requirements and adequacy of available funds will depend on many factors, including the successful commercialization of amlexanox;
the ability to establish and maintain collaborative arrangements for research, development and commercialization of products with corporate partners; continued scientific progress in the Company's research and development programs; the magnitude, scope and results of preclinical testing and clinical trials; the costs involved in filing, prosecuting and enforcing patent claims; competing technological developments; the cost of manufacturing and scale-up; and the ability to establish and maintain effective commercialization activities and arrangements.

The Company intends to seek additional funding through research and development or licensing arrangements with potential corporate partners, public or private financing, including the sale of up to an additional $5 million of common stock at a price of $2 per share in the Company's current equity offering, or from other sources. The Company does not have any committed sources of additional financing and there can be no assurance that additional financing will be available on favorable terms, if at all or that any additional closings of its current equity offering will occur. In the event that adequate funding is not available, the Company may be required to delay, reduce or eliminate one or more of its research or development programs or obtain funds through arrangements with corporate collaborators or others that may require the Company to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than the Company would otherwise seek. Insufficient financing may also require the Company to relinquish rights to certain of its technologies that the Company would otherwise develop or commercialize itself. If adequate funds are not available, the Company's business, financial condition and results of operations will be materially and adversely affected.

The Independent Auditor's Report on the Company's 1998 consolidated financial statements included an emphasis paragraph regarding the uncertainty of the Company's ability to continue as a going concern.

(3)   Private Placement

The Company has engaged an investment bank to assist the Company in raising funds to support the Company's research and development activities, working capital requirements, acquisitions of complementary companies or technologies and general corporate purposes. On July 20, 1999, with the assistance of the investment bank, the Company completed the first closing of an offering of up to $8 million of common stock at a per share price of $2.00 (the offering), receiving gross proceeds of $3.0 million in such first closing, less issuance costs of $213,000, from the private placement of 1,500,000 shares of Common Stock. The placement agent for such offering received warrants to purchase 160,721 shares of Common
Stock at $2.00 per share, in accordance with the offering terms and elected to receive 106,217 shares of Common Stock in lieu of certain sales commissions and expenses. There can be no assurances that any additional closings of the private placement will take place.

If and when the Company satisfies all listing requirements, including minimum share price and net equity equirements, the Company intends to submit an application for listing on NASDAQ or an alternate exchange. There can be no assurances that the Company will be listed on NASDAQ or an alternate exchange.

(4)   Merger

On July 20, 1999 and simultaneously with the first closing of the offering, Access Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Merger Sub") merged with and into Virologix Corporation, a Delaware corporation ("Virologix"), the separate existence of the Merger Sub ceased, and Virologix became a wholly-owned subsidiary of the Company and each outstanding share of Virologix' common stock was converted into 0.231047 shares of the Company's common stock, representing 999,963 shares of common stock of the Company. The transaction has been accounted for as a purchase.

The following table reflects unaudited consolidated pro forma results of operations of Access and Virologix on the basis that the acquisition had taken place at the beginning of each period presented. Such pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of the respective periods.

                        Three months ended              Nine months ended
                         September 30,                     September 30,
                      -------------------------      ------------------------
                         1999            1998              1999        1998
                      -----------    -----------     -----------   ----------
Revenue                $       -      $       -       $       -     $      -
Net loss                    (731)        (1,032)         (2,738)      (3,302)
Basic and diluted
  net loss per share   $   (0.12)     $   (0.17)      $   (0.45)    $  (0.66)

No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This
Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


TABLE OF CONTENTS

                                         Page
Prospectus Summary                        1
Access Pharmaceuticals, Inc.              1
Risk Factors                              2
Use of Proceeds                           8
Price Range of Common Stock and Dividend
    Policy                                9
Capitalization                           10
Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations                           11
Business                                 19
Management                               30
Executive Compensation                   32
Certain Relationships and Related
    Transactions                         34
Description of Capital Stock             35
Security Ownership of Certain
    Beneficial Owners and Management     37
Selling Stockholders                     38
Plan of Distribution                     39
Legal Matters                            40
Experts                                  40
Index to Financial Statements            F-1


      2,926,083 SHARES

           LOGO

Access Pharmaceuticals, Inc.


         COMMON STOCK


         PROSPECTUS

       ___________, 2000

                                PART II
                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of our common stock offer hereby are as follows:


SEC registration fee                              $3,042
Printing and engraving expenses                      500
Legal fees and expenses                           10,000
Accounting fees and expenses                       5,000
Blue Sky fees and expenses (including legal fees)  1,000
Transfer agent and registrar fees and expenses         0
Miscellaneous                                     10,458
                                                 --------
   Total                                         $30,000
                                                 ========

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The indemnity may include expenses
(including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. A Delaware corporation may also indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgement in its favor, subject to the same conditions set forth in the immediately preceding sentences, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145 of the DGCL also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute. The Registrant is insured against liabilities which it may incur by reason of its indemnification obligations under its Certificate of Incorporation, Bylaws and indemnification agreements.

Article X of the Registrant's Certificate of Incorporation provides that the Registrant will indemnify, defend and hold harmless directors, officers, employees and agents or the Registrant to the fullest extent currently permitted under the DGCL.

In addition, Article X of the Registrant's Certificate of Incorporation, provides that neither the Registrant nor its stockholders may recover monetary damages from the Registrant's directors for a breach of their fiduciary duty in the performance of their duties as directors of the Registrant, unless such breach relates to (i) the director's duty of loyalty,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the

DGCL or (iv) any transactions for which the director derived an improper personal benefit. The By-Laws of the Registrant provide for indemnification of the Registrant's directors, officers, employees and agents on the terms permitted under Section 145 of the DGCL described above.

The Registrant has entered into indemnification agreements with certain of its directors and executive officers. These agreements provide rights of indemnification to the full extent allowed and provided for by Section 145 of the DGCL and the Certificate of Incorporation and Bylaws of Access.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

On December 22, 1999 the Company issued 3,181 shares of Common Stock to creditors of Tacora Corporation due to milestones met by the Company in connection with the Merger Agreement between the Company and Tacora Corporation.

On July 20, 1999 and October 18, 1999, respectively, the Company sold to
21 individual accredited investors an aggregate of 1,551,000 shares of Common Stock at $2.00 per share. The placement agent for such offering received warrants to purchase 165,721 shares of Common Stock at $2.00 per share in accordance with the offering terms and elected to receive 106,217 shares of Common Stock in lieu of certain sales commissions and expenses.
The Company raised an aggregate of $3,102,000 in gross proceeds. The shares issued in the Private Placement have not been registered; however, a registration statement for the resale of such shares is planned to be filed 30 days after the final closing of the Private Placement. The Company relied on
Section 4(2) and/or 3(b) of the Securities Act of 1933 and the provisions of Regulation D as exemptions from the registration thereunder. The proceeds of the offering will be used to fund research and development, working capital, acquisitions of complementary companies or technologies and general corporate purposes.

Also on July 20, 1999 and simultaneously with the first closing of the private placement, Access Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Merger Sub") merged with and into Virologix Corporation, a Delaware corporation ("Virologix"), the separate existence of the Merger Sub ceased, and Virologix became a wholly-owned subsidiary of the Company and each outstanding share of Virologix' common stock was converted into 0.231047 shares of the Company's common stock, representing 999,963 shares of common stock of the Company. Certain of the shareholders of Virologix signed a six month lockup agreement and others signed a one year lockup. The shares issued in conjunction with the merger have not been registered; however, a registration statement for the resale of such shares is required to be effective on or before January 20, 2000. The Company relied on Section 4(2) and/or 3(b) of the Securities Act of 1933 and the provisions of Regulation D as exemptions from the registration thereunder.

On April 27, 1999 the Company offered to Wolfe Axelrod Associates, in connection with its consulting with the Company, warrants to purchase 100,000 shares of Common Stock at $2.93 per share. The warrants expire April 27, 2004.

On July 30, 1998 the Company sold to 16 individual accredited investors an aggregate of 300,000 shares of Common Stock at $3.00 per share. The placement agent for such offering received warrants to purchase 33,445 shares of Common Stock at $3.00 per share. In accordance with the offering terms, the placement agent elected to receive 34,450 shares of Common
Stock in lieu of certain sales commissions and expenses. The Company raised an aggregate of $900,000 in gross proceeds.

On June 18, 1998, in conjunction with the first closing of a private placement, the Company effected a recapitalization of the Company through a one-for-twenty reverse stock split of its common stock, $0.04 par value per share (the "Common Stock"), which decreased the number of authorized shares of Common Stock from 60.0 million shares, at $0.04 par value per share, to 20.0 million shares, $0.01 par value per share, and decreased the authorized shares of preferred stock of the Company from 10.0 million to 2.0 million (the "Recapitalization"). The Recapitalization decreased the number of outstanding shares of Common Stock from approximately 41.5 million to 2.1 million.

On June 18, 1998 the Company sold to 24 individual accredited investors an aggregate of 953,567 shares of Common Stock at $3.00 per share. The placement agent for such offering received warrants to purchase 101,653 shares of Common Stock at $3.00 per share. In accordance with the offering terms, the placement agent elected to receive 62,949 shares of Common
Stock in lieu of certain sales commissions and expenses. The Company raised an aggregate of $2,900,000 in gross proceeds.

On March 20 and April 1, 1998 the Company sold to 11 individual accredited investors an aggregate of 48 units, each unit consisting of 8,333 shares of Common Stock and warrants to purchase 8,333 shares of Common Stock at $3.00 per share. The placement agent received warrants to purchase 44,525 shares of Common Stock at an exercise price at $3.00 per share. In accordance with the offering terms, the placement agent elected to receive 45,277 shares of Common Stock in lieu of certain sales commissions and expenses. The Company raised an aggregate of $1,200,000 in gross proceeds.

On February 20, 1998 and August 27, 1998 the Company issued 20,882 and 3,571 shares, respectively, of Common Stock to creditors of Tacora Corporation in connection with the Merger Agreement between the Company and Tacora Corporation.

On July 11, 1997 and February 26, 1998 the Company issued 30,000 and 10,000 shares, respectively, of Common Stock to The Dow Chemical
Company in connection with the License Agreement between the Company and The Dow Chemical Company.

In connection with a private placement offering in March 1996, the Company issued 428,570 shares of Common Stock and warrants to purchase 30,000 shares of Common Stock.

No underwriters were involved in the other sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) and/or 3 (b) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder. All of the purchasers of securities in the transactions described above represented to the Company that they were accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and that their intentions were to acquire the securities for investment only under the Securities Act and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in such transactions and/or such transactions were effected in compliance with an applicable exemption from the federal securities law. All recipients had adequate access to information about the Company. All of the foregoing securities are deemed restricted securities for the purpose of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedule.

(a)  Exhibits:

4.  Exhibit Number

2.1 Amended and Restated Agreement of Merger and Plan of Reorganization between Access Pharmaceuticals, Inc. and Chemex Pharmaceuticals, Inc., dated as of October 31, 1995 (Incorporated by reference to Exhibit A of the Company's Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

2.2 Agreement of Merger and Plan of Reorganization, dated May 23, 1997 among the Company, Access Holdings, Inc and Tacora Corporation
(Incorporated by reference to Exhibit 10.11 of the Company's Form 10-K for the year ended December 31, 1997)

2.3 Agreement of Merger and Plan of Reorganization, dated as of February 23, 1999 among the Company, Access Holdings, Inc. and Virologix
Corporation (Incorporated by reference to Exhibit 2.2 of the Company's Form 8-K filed on August 3, 1999)

3.0  Articles of incorporation and bylaws:

3.1 Certificate of Incorporation (Incorporated by Reference to Exhibit 3(a) of the Company's Form 8-B dated July 12, 1989, Commission File Number 9-9134)

3.2  Certificate of Amendment of Certificate of Incorporation filed August
21, 1992

3.3 Certificate of Merger filed January 25, 1996. (Incorporated by reference to Exhibit E of the Company's Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

3.4 Certificate of Amendment of Certificate of Incorporation filed January 25, 1996. (Incorporated by reference to Exhibit E of the Company's Registration Statement on Form S-4 dated December 21, 1995, Commission
File No. 33-64031)

3.5 Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 of the Company's Form 10-Q for the quarter ended June 30, 1996)

3.6 Certificate of Amendment of Certificate of Incorporation filed July 18, 1996. (Incorporated by reference to Exhibit 3.8 of the Company's Form 10-K for the year ended December 31, 1996)

3.7 Certificate of Amendment of Certificate of Incorporation filed June 18, 1998. (Incorporated by reference to Exhibit 3.8 of the Company's Form 10-Q for the quarter ended June 30, 1998)

5.1  Opinion of Bingham Dana LLP

10.0 Material contracts:

10.1 Irrevocable Assignment of Proprietary Information with Dr. Charles G. Smith (Incorporated by reference to Exhibit 10.6 of the Company's Form 10-K for the year ended December 31, 1991)

10.2 Asset Purchase and Royalty Agreement between Block Drug Company, Inc. and the Company dated June 7, 1995 (Incorporated by reference to
Exhibit 10.28 of the Company's Form 10-Q for the quarter ended June 30,
1995)

*10.3 1995 Stock Option Plan (Incorporated by reference to Exhibit F of the Company's Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

10.4  Stockholder's Agreement dated October 1995 between Access
Pharmaceuticals, Inc. and Dr. David F. Ranney (Incorporated by reference to Exhibit A of the Company's Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031).

10.5 Patent Purchase Agreement dated April 5, 1994 between David F. Ranney and Access Pharmaceuticals, Inc. (Incorporated by reference to
Exhibit 10.16 of the Company's Form 10-K for the year ended December 31,
1995)

10.6  First Amendment to Patent Purchase Agreement dated January 23,
1996 between David F. Ranney and Access Pharmaceuticals, Inc.
(Incorporated by reference to Exhibit 10.17 of the Company's Form 10-K for the year ended December 31, 1995)

10.7  Lease Agreement between Pollock Realty Corporation and the
Company dated July 25, 1996 (Incorporated by reference to Exhibit 10.19 of the Company's Form 10-Q for the quarter ended September 30, 1996)

10.8 Platinate HPMA Copolymer Royalty Agreement between The School of Pharmacy, University of London and the Company dated November 19, 1996

10.9  License Agreement between The Dow Chemical Company and the
Company dated June 30, 1997. (Certain portions are subject to a grant of confidential treatment) (Incorporated by reference to Exhibit 10.12 of the Company's Form 10-Q for the quarter ended September 30, 1997)

10.10 License Agreement between Strakan Limited and the Company dated February 26, 1998 (Certain portions are subject to a grant of confidential treatment) (Incorporated by reference to Exhibit 10.12 of the Company's Form 10Q for the quarter ended March 31, 1998)

10.11 Agreement between Access Pharmaceuticals, Inc. and Block Drug Company, Inc. (Certain portions are subject to a grant of confidential treatment) (Incorporated by reference to Exhibit 10.13 of the Company's Form 10Q for the quarter ended June 30, 1998)
10.12 Sales Agency Agreement. (Incorporated by reference to Exhibit 10.14 of the Company's Form 10Q for the quarter ended June 30, 1998)

10.13  Registration Rights Agreement. (Incorporated by reference to Exhibit
10.15 of the Company's Form 10Q for the quarter ended June 30, 1998)

*10.14 Employment Agreement of Mr. Kerry P. Gray (Incorporated by reference to the Company's Registration Statement on Form SB-2 dated January 11, 1999, Commission File No. 333-62463)

10.15  Letter Agreement between the Company and David F. Ranney
(Incorporated by reference to the Company's Registration Statement on Form SB-2 dated January 11, 1999, Commission File No. 333-62463)

10.16  License Agreement between Block Drug Company and the Company dated December 21, 1998 (Certain portions are subject to a grant of
confidential treatment)   (Incorporated by reference to Exhibit 10.11 of the
Company's Form 10-K for the year ended December 31, 1998)

10.17 Sales Agency Agreement (Incorporated by reference to Exhibit 10.18 of the Company's Form 10Q for the quarter ended September 30, 1999)

10.18  Registration Rights Agreement (Incorporated by reference to Exhibit
10.18 of the Company's Form 10Q for the quarter ended September 30,
1999)

21.  Subsidiaries of the registrant

23(a)  Consent of Bingham Dana LLP (included in Exhibit 5.1)

23(b)  Consent of Grant Thornton LLP

23(c)  Consent of KPMG LLP

23(d)  Consent of Smith, Anglin & Co.

26  Power of Attorney (For more information, see page II-7)

* Management contract or compensatory plan required to be filed as an Exhibit to this Form pursuant to Item 14(c) of the report


(b)  Financial Statement Schedules:

All schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to

(i)  Include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of Securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                          SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on this 24 the day of January, 2000.

ACCESS PHARMACEUTICALS, INC.

By /s/ Kerry P. Gray
---------------------
Kerry P. Gray
President and Chief Executive Officer, Director

                      POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints
Kerry P. Gray, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, (i) to sign any and all amendments (including post-effective amendments) to this Registration Statement, (ii) to sign any registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933 for the purpose of registering additional shares of Common
Stock for the same offering covered by this Registration Statement, and (iii) to file any of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following person in the capacities and on the dates indicated.

     Signature                      Title                        Date
----------------------   -----------------------------     -----------------
/s/  Kerry P. Gray       President and Chief Executive
----------------------
  Kerry P. Gray               Officer, Director             January 24, 2000


/s/ Herbert H. McDade, Jr.         Director                 January 24, 2000
--------------------------
  Herbert H. McDade, Jr.

/s/ J. Michael Flinn               Director                 January 24, 2000
--------------------------
  J. Michael Flinn

/s/ Stephen B. Howell              Director                 January 24, 2000
--------------------------
  Stephen B. Howell

/s/ Max Link                       Director                 January 24, 2000
--------------------------
   Max Link

/s/ Howard P. Milstein             Director                 Janaury 24, 2000
--------------------------
  Howard P. Milstein

 /s/ Richard Stone                 Director                 January 24, 2000
--------------------------
   Richard Stone

 /s/ Preston Tsao                  Director                 January 24, 2000
--------------------------
   Preston Tsao

/s/  Stephen B. Thompson           Chief Financial          Janaury 24, 2000
--------------------------
  Stephen B. Thompson              Officer, Treasurer